     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                 3DSHOPPING.COM

                   (Exact Name of Registrant in its Charter)

          CALIFORNIA                        45411                  95-4594029
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                   Classification Code No.)      Identification
Incorporation or Organization)                                        No.)

                         ------------------------------

                              517 BOCCACCIO AVENUE
                                VENICE, CA 90291
                            TELEPHONE (310) 301-6733
(Address and telephone number of principal executive offices and principal place of business)
                         ------------------------------

                                ROBERT J. GRANT
                              517 BOCCACCIO AVENUE
                                VENICE, CA 90291
                            TELEPHONE (310) 301-6733

           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

         JOHN J. HALLE, ESQ.                      DEBRA K. WEINER, ESQ.
        JASON M. BRAUSER, ESQ.                  GROVER T. WICKERSHAM, P.C.
           STOEL RIVES LLP                   430 CAMBRIDGE AVENUE, SUITE 100
         900 SW FIFTH AVENUE                       PALO ALTO, CA 94306
          PORTLAND, OR 97204

                         ------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF                        AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING
               SECURITIES TO BE REGISTERED                       REGISTERED                UNIT                 PRICE(1)
Units,(2) each consisting of:.............................        2,012,500               $15.00               $30,187,500
  (i) one share of Common Stock; and......................        2,012,500                 --                     --
  (ii) one Warrant to purchase one share of Common
    Stock.................................................        2,012,500                 --                     --
Units issuable upon exercise of the Representative's
  Warrants(3), each consisting of:........................         175,000                 18.00                3,150,000
  (i) one share of Common Stock; and......................         175,000                  --                     --
  (ii) one Warrant to purchase one share of Common
    Stock.................................................         175,000                  --                     --
Shares of Common Stock issuable upon exercise of Warrants,
  including Warrants underlying Representative's
  Warrants(4).............................................        2,187,500                22.50               49,218,750
Totals....................................................        4,375,000                                    $82,556,250


                  TITLE OF EACH CLASS OF                          AMOUNT OF
               SECURITIES TO BE REGISTERED                    REGISTRATION FEE
Units,(2) each consisting of:.............................       $ 8,392.13
  (i) one share of Common Stock; and......................           --
  (ii) one Warrant to purchase one share of Common
    Stock.................................................           --
Units issuable upon exercise of the Representative's
  Warrants(3), each consisting of:........................         875.70
  (i) one share of Common Stock; and......................           --
  (ii) one Warrant to purchase one share of Common
    Stock.................................................           --
Shares of Common Stock issuable upon exercise of Warrants,
  including Warrants underlying Representative's
  Warrants(4).............................................        13,682.82
Totals....................................................       $22,950.65

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.

(2) Includes 262,500 Units that Paulson Investment Company, Inc., the representative of the several underwriters (the "Representative") has the option to purchase to cover over-allotments, if any (the "Over-allotment Option").

(3) In connection with the sale of the Units, the Registrant is granting to the Representative warrants to purchase 175,000 Units (the "Representative's Warrants").

(4) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Warrants and the Representative's Warrants.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

DATED MARCH 22, 1999

                                1,750,000 UNITS

                                 3DSHOPPING.COM

    We are offering units consisting of a share of common stock and a warrant to purchase an additional share of common stock. The common stock and warrants will trade as separate securities immediately after this offering. Each warrant will
entitle its owner to purchase one share of common stock for $       per share.
You may exercise your warrants at any time for five years after the date of this prospectus unless we have redeemed the outstanding warrants. We may redeem some or all of the outstanding warrants by giving 30 days' prior written notice and paying $0.25 per unexercised warrant. We may not redeem any warrants unless the closing bid price of the common stock has been at least 200% of the initial public offering price of the units for ten consecutive trading days before the date we give notice of redemption.

    Our common stock is listed on the NASD OTC Bulletin Board under the symbol "PGRX". On March 18, 1999, the closing bid price of the common stock was $15.25 per share. We have applied to list our common stock and warrants under the symbols "DDDS" and "DDDSW", respectively, on the Nasdaq National Market after this offering.

    INVESTING IN THE UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE
7.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                                      PER UNIT          TOTAL
                                                                                                   ---------------      -----
Initial public offering price....................................................................
Underwriting discounts and commissions...........................................................
Proceeds to 3Dshopping.com.......................................................................

    We expect total cash expenses to be approximately $825,000, which will include a nonaccountable expense allowance of 2% of the gross proceeds of this offering that will be paid to Paulson Investment Company, Inc., the managing underwriter of this offering. We have granted to the underwriters a 45-day option to purchase up to 262,500 additional units to cover over-allotments and will grant to the underwriters a five-year warrant to purchase up to 175,000 additional units.

    Delivery of the units will be made on or about       , 1999 against payment
in immediately available funds.

                        PAULSON INVESTMENT COMPANY, INC.

                                          , 1999

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
Prospectus Summary........................................................................................          3
Risk Factors..............................................................................................          7
Use of Proceeds...........................................................................................         14
Price Range of the Common Stock...........................................................................         15
Dividend Policy...........................................................................................         15
Capitalization............................................................................................         16
Dilution..................................................................................................         17
Selected Financial Data...................................................................................         18
Management's Discussion and Analysis of Financial Condition and Results of Operations.....................         20
Business..................................................................................................         23
Management................................................................................................         29
Principal Shareholders....................................................................................         32
Description of Securities.................................................................................         33
Shares Eligible for Future Sale...........................................................................         36
Underwriting..............................................................................................         38
Legal Matters.............................................................................................         40
Experts...................................................................................................         40
Additional Information....................................................................................         40
Index to Financial Statements.............................................................................        F-1

    Information contained at any of the Web sites maintained by 3Dshopping.com does not constitute a part of this prospectus.

    3Dshopping.com is a trademark we have applied to register with the United States Patent and Trademark Office. This prospectus also contains trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY AND THE MORE DETAILED INFORMATION ABOUT US AND THE UNITS AND OUR FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT WHERE WE HAVE SPECIFICALLY INCLUDED OTHER INFORMATION, THE INFORMATION IN THIS PROSPECTUS ABOUT SHARES OF COMMON STOCK OUTSTANDING, NET OFFERING PROCEEDS AND CAPITAL RESOURCES ASSUMES THAT NONE OF THE WARRANTS OR OPTIONS DESCRIBED IN THIS PROSPECTUS HAS BEEN EXERCISED.

                                 3DSHOPPING.COM

OUR COMPANY

    We have developed and are beginning to implement and market to e-commerce retailers a Web-based marketing and display system that incorporates sophisticated graphics and other visual features. We believe that this system is attractive to retailers of products that require a compelling visual presentation to be effectively sold on the Internet. A limited range of products is currently being successfully sold via e-commerce. These include items such as books, CD's and DVD's, where the customer usually knows what he or she is looking for before searching for it on a vendor's Web site, or items such as computers or automobiles, where the customer can make a final decision by choosing from a list of objectively definable options. E-commerce sales of products that require a more subjective decision process, such as clothing, have so far presented a challenge to retailers and have achieved percentages of total e-commerce sales that are substantially less than their percentages of sales through more traditional channels, such as in-store sales and mail order catalogs.

    We believe that e-commerce sales of products where the decision process has a substantial subjective and/or emotional content cannot be effectively supported by the kind of Web sites used to sell more objectively definable products. We have therefore developed the technological and other resources that support our system with a view to presenting the e-commerce shopper with an experience closer to what he or she would experience by visiting a store. Instead of presenting a text-based presentation that might include still pictures of an article of clothing, we are able to provide an animated, graphical presentation in which a model is seen from a series of positions throughout a full 360 degree spectrum. We also provide viewer interactivity that permits the viewer to stop the motion at any view. A viewer can also select from a menu of available colors and change the image to reflect the selected color, or zoom in on selected features. We have acquired and are developing additional presentation materials that will allow us to incorporate a "cyber-salesperson", an animated character preselected by the retailer or selected by the viewer from a menu of choices, that will make an audiovisual presentation of the key features of the selected garment. For viewers with access to the Internet through high-volume data delivery services, we are developing the technology to support a complete virtual shopping experience, including audiovisual features that will permit the viewer to enter a store in which the various items for sale will be presented. This "virtual store" will not be limited to the shelves, racks and walls found in traditional retail outlets, but instead will permit the retailer to display these items in their most favorable marketing context. For example, beachwear could be presented by models posing on a beach. The shopper will be able to view the various items offered, make inquiries of virtual sales persons and select and purchase merchandise all at a level of virtual reality equivalent to that used in sophisticated computer games and other animated presentations. We believe that these features will enable the viewer to make a more informed choice and therefore will attract shoppers for products traditionally sold only through stores or mail order catalogs.

OUR SYSTEM

    We offer our system to clothing and other retailers who want to engage in e-commerce through a Web site that we design and maintain. We offer a complete package of services in support of this activity, including

    - Web site design,

    - model selection and photography,

    - preparation and maintenance of specific customer offerings on their or our Web sites,

    - data services with respect to Web site activity and

    - electronic order processing.

While we maintain all of the Web sites we design, these sites are accessible either directly through our "home" page at www.3Dshopping.com, from electronic "shopping malls" that we and others maintain to attract shoppers to our customer-specific Web sites or from other Web sites maintained by the customer. We charge fees for designing, setting up and maintaining our customers' Web sites and for the number of visitors to those Web sites if our customers choose not to use our order processing services. We also receive a percentage of the total value of product orders we process for our customers.

    We provide an Internet-based marketing and display system to retailers who wish to engage in e-commerce and who believe that they require sophisticated presentation technology to do so. We do not intend to sell retail products for our own account, nor do we currently intend to offer "banner" advertising or other promotional space to advertisers, other than our retailer customers, on any of our Web sites.

OUR MARKETS AND CUSTOMERS

    We believe that our principal market consists of branded and non-branded retailers of apparel and accessories. Currently Nordstrom is our only branded customer. In addition, we design and operate Intranets used by companies like Boeing and Shell to allow their employees to select products under award programs. We also have customers in other markets, including flowers, antiques and jewelry and expect to examine other market areas as opportunities arise.

OUR STRATEGY

    Our goal is to be the leading provider of Web-based marketing and display services to e-commerce retailers that require a high level of technical sophistication and presentation quality to attract and serve the needs of their customers. We believe that e-commerce is becoming more widely accepted as a retail channel by both sellers and consumers. As the volume and range of products sold in e-commerce increases, the channel will require ever increasing levels of sophistication to support consumer demand over a variety of product categories. We believe that we are well positioned, from both a technological and a marketing point of view, to offer state-of-the-art Web site design and maintenance services to customers across a broad spectrum of product categories. We believe that, for the foreseeable future, our core market will be in the area of apparel and accessories, where we believe the market potential is great enough to support substantial growth.

    In order to compete as a relatively small participant in the emerging and highly competitive market enabled by the Internet, we have positioned ourselves as a service provider to larger and more recognized entities in their respective market areas. We intend to enable our customers to capitalize on their own market presence and brand recognition in a new sales channel or to support intracompany communication at a high level of sophistication. While we believe that we may ultimately become a recognized name in e-commerce, we expect for the immediate future to depend on the name recognition of our customers to attract viewers to our Web sites.

    In order to more fully integrate the range of services we offer, we have agreed in principle to acquire the assets of Design Base Los Angeles, Inc., a designer and producer of print advertising, direct mail catalogs, brochures and advertising collateral materials. We expect to complete the acquisition before the completion of this offering.

    We were incorporated in California under the name Pi Graphix, Inc. and commenced business in August 1996. The mailing address and telephone number of our principal executive offices are 517 Boccaccio Avenue, Venice, California 90291 and (310) 301-6733.

                                  THE OFFERING

Securities Offered................  1,750,000 units. Each unit consists of one share of common stock and one warrant to purchase one additional
                                    share of common stock. The common stock and warrants
                                    will trade separately immediately after the offering.
                                    For more information, see "Description of Securities"
                                    beginning on page 33.

Warrants..........................  The warrants will be exercisable at an exercise price of
                                    $  at any time until they expire on the fifth
                                    anniversary of the date of this prospectus. If the
                                    closing bid price of our common stock on each of the 10
                                    consecutive trading days preceding our notice of
                                    redemption is greater than or equal to $  , we may
                                    redeem some or all of the outstanding warrants if we
                                    provide the holders with 30 days' prior written notice.
                                    The redemption price will be $0.25 per warrant. Please
                                    refer to "Description of Securities-- Warrants"
                                    beginning on page 33 for more information.

Common Stock Outstanding..........  3,645,746 shares of common stock were outstanding on
                                    February 24, 1999. After the offering, there will be
                                    5,395,746 shares outstanding. Both of these numbers
                                    exclude up to 562,333 shares of common stock issuable on
                                    exercise of outstanding options and warrants.

Risk Factors......................  An investment in the units involves a high degree of risk. You should not consider this offer if you cannot
                                    afford to lose your entire investment. Please refer to
                                    "Risk Factors" beginning on page 7 for factors you
                                    should consider.

Use of Proceeds...................  The net proceeds from the offering, estimated to be approximately $23,521,875, will be used to repay debt,
                                    fund expansion of sales and marketing activities,
                                    continue research and development efforts, acquire
                                    capital equipment and Internet infrastructure and
                                    acquire content and technology and for working capital
                                    and general corporate purposes. For more information,
                                    please refer to "Use of Proceeds" beginning on page 14.

                         SUMMARY FINANCIAL INFORMATION

    Amounts for the eleven months ended June 30, 1997 reflect eleven months of operations from August 13, 1996 (inception) to June 30, 1997.

    The line item "Weighted average shares used in computing net loss per share" is based on the weighted average shares of common stock outstanding for the eleven months ended June 30, 1997, the year ended June 30, 1998 and the six months ended December 31, 1998. It excludes 0, 32,609 and 32,609 shares, respectively, of common stock issuable upon exercise of outstanding options, warrants and convertible debt. Note 1 of Notes to Financial Statements includes an explanation of the determination of the number of shares used in computing net loss per share.

    The amounts in the "As Adjusted" column of the Balance Sheet Data have been adjusted to give effect to the sale of the 1,750,000 units offered by this prospectus, assuming an initial public offering price of $15.00, after deducting the underwriting discount and estimated offering expenses, and the receipt of the net proceeds from the offering.

                                                          ELEVEN MONTHS    YEAR ENDED       SIX MONTHS ENDED
                                                          ENDED JUNE 30,    JUNE 30,          DECEMBER 31,
                                                          --------------  ------------  ------------------------
                                                               1997           1998         1997         1998
                                                          --------------  ------------  ----------  ------------
STATEMENT OF OPERATIONS DATA:
Revenues................................................   $    --        $     18,404  $      521  $     27,539
Operating expenses:
  Sales and marketing...................................        973,283        473,665     148,092       822,338
  Research and development..............................        294,360        170,259     107,748       281,675
  General and administrative............................        647,868        457,345     178,091     1,650,310
                                                          --------------  ------------  ----------  ------------
  Total expenses........................................      1,915,511      1,101,269     433,931     2,754,323
Operating loss..........................................      1,915,511      1,082,865     433,410     2,726,784
Interest expense........................................          3,089         10,373       2,450        17,163
Other income............................................         10,000         13,500      13,500       --
                                                          --------------  ------------  ----------  ------------
Net loss................................................   $  1,908,600   $  1,079,738  $  422,360  $  2,743,947
                                                          --------------  ------------  ----------  ------------
Net loss per share......................................   $        .59   $        .28  $      .11  $        .68
Weighted average shares used in computing net loss per
  share.................................................      3,210,651      3,823,228   3,686,644     4,015,416

                                                                                           DECEMBER 31, 1998
                                                                                      ----------------------------
                                                                                         ACTUAL       AS ADJUSTED
                                                                                      -------------  -------------
BALANCE SHEET DATA:
Cash and cash equivalents...........................................................  $     112,062  $  23,633,887
Working capital (deficit)...........................................................       (236,790)    23,285,035
Total assets........................................................................        251,985     23,773,810
Accumulated deficit.................................................................     (5,732,285)    (5,732,285)
Shareholders equity (deficit).......................................................       (143,252)    23,378,573

                                  RISK FACTORS

    AN INVESTMENT IN THE UNITS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING ANY OF THE UNITS. IN ADDITION TO HISTORICAL INFORMATION, THE INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING" STATEMENTS ABOUT OUR FUTURE BUSINESS AND PERFORMANCE. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY BE VERY DIFFERENT FROM WHAT WE EXPECT AS OF THE DATE OF THIS PROSPECTUS. THE RISKS BELOW ADDRESS SOME OF THE FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS AND FINANCIAL PERFORMANCE.

OUR SYSTEM DEPENDS ON RAPID DATA TRANSMISSION TO ACHIEVE ITS FULL POTENTIAL;
  RAPID DATA TRANSMISSION IS NOT WIDELY AVAILABLE AND MAY NEVER BECOME WIDELY AVAILABLE

    Our system has the ability to display products in a moving format, to incorporate audio tracks and to support substantial interactivity between the shopper and the display. While we believe that these features distinguish us from traditional creators of static Web site displays, the volume of electronic data required to support this process is substantially greater than for a traditional static display. Shoppers accessing our Web sites using a conventional modem hooked up to a conventional telephone line will be limited to viewing options that do not make full use of our display potential or will be required to accept long download times. Even customers using a high-speed data delivery system, such as ISDN, cable or DSL systems may be subject to delays generated within the Internet itself. In order to make full use of our technology without experiencing frustrating download times, shoppers will have to access our Web sites through high speed connections, such as cable modems and we will be required to feed data directly from broadband communications providers, such as MediaOne Express, rather than through conventional Internet channels. Cable modems, although increasingly available, are currently in use by only a small percentage of Internet users. Direct feeds from broadband communications providers are currently under development but are not in current commercial use. We believe high volume data delivery systems will be increasingly available both to business and individual Internet users but we cannot predict with confidence the speed with which such systems will become widely available nor can we guarantee that these systems will be widely used by consumers.

MANY OF OUR POTENTIAL CUSTOMERS AND SHOPPERS ARE UNFAMILIAR WITH THE INTERNET
  AND E-COMMERCE

    Most potential retail customers have only limited experience with e-commerce and have not spent a significant amount of their time or income purchasing products offered through e-commerce. Similarly, most sellers of consumer products do not, or have only recently begun to, sell their products through e-commerce. We cannot guarantee that consumers will use e-commerce for a significant portion of their shopping needs or that retailers will use this method widely to reach consumers. Our ability to generate revenue will depend on the following variables, among others:

    - the continued development of the Internet as an e-commerce medium;

    - our continuing ability to provide our customers with the highest quality of service and support;

    - the availability of comparable e-commerce products and services on other Web sites;

    - sales volume on Web sites that we maintain;

    - our ability to achieve and demonstrate user demographic characteristics that are attractive to our customers; and

    - the establishment and maintenance of desirable relationships with our customers.

WE HAVE A NEW AND UNPROVEN BUSINESS MODEL

    The manner in which we conduct our business and charge for our services is new and unproven. The model depends on our ability to generate revenue from multiple sources through our Web sites. These sources include:

    - fees paid for designing and building Web sites showcasing apparel and accessories;

    - fees paid for maintenance of the Web sites;

    - revenue sharing with retail customers who use the Web sites to sell apparel and accessories through e-commerce;

    - fees paid by retailers based on the number of shoppers who visit the Web site when a customer does not use its site to directly sell product; and

    - fees for updating the Web site, including product offerings.

    For us to be successful, we must convince a large number of retailers to use our system. Furthermore, we and our customers must convince shoppers to visit our Web sites regularly. We must persuade retailers and their customers that the shopping experience provided by our Web sites is compelling, innovative, informative and easy to use. To date, apparel sales on the Internet have been minimal compared to sales of other kinds of products such as books and CDs. Accordingly, we cannot guarantee that we will be able to change the buying habits of consumers or the perception of retailers as to the usefulness of our system to them either for advertising or for sale distribution.

OUR BUSINESS IS INTENSELY COMPETITIVE

    We will face intense competition in every aspect of our business, including:

    - competition for retailers that choose to sell or market products by using our Internet system; and

    - competition for shoppers interested in products featured by our customers.

    We compete specifically with Web site designers and generally with suppliers of other advertising media for business from retailers. Moreover, retailers may employ people to design and maintain their own Web sites. Additionally, we believe marketing companies could adopt our system, or one very similar to it, as another means to promote the products and brands of their clients. Many of these organizations have greater financial resources than we have. As the Internet and e-commerce continue to expand, the number of people and companies providing Web-based services will continue to increase and competition will increase as well.

    In addition to the competitors discussed above, we compete with other companies for shoppers who visit our Web sites. E-commerce is experiencing explosive growth fueled by extremely rapid technological development, rapid changes in consumer habits and preferences, massive infusions of capital and a large number of new and established companies with aspirations to control virtually every aspect of e-commerce. A relatively small number of these companies, including Microsoft, Netscape, America Online and Yahoo!, currently control primary or secondary access of a significant percentage of all Internet users. As a result, these companies and the companies they sponsor or assist have a competitive advantage in marketing to Internet shoppers. Other large and established companies, such as local and long distance telephone companies, cable companies, satellite programming providers and others have established relationships with large customer bases and are rapidly expanding into the provision of Internet services. Almost all of these companies have financial, technological, promotional and other resources that are much greater than those available to us. Many of these companies could use or adapt their current technology, or could purchase technology, to provide a service directly competitive with ours. We cannot guarantee that we will be able to compete effectively in our chosen markets.

WE HAVE A SHORT OPERATING HISTORY

    We began to do business in August 1996. For most of our history, we were developing and testing our system. We first made our Web sites available to our customers on a test basis in November 1997 and achieved revenue only in the last three months of calendar 1998. Many of our customers have not yet had an opportunity to fully evaluate the benefit of using our Web sites. Our ability to retain our current customers and to attract others will depend on the performance of our customers using our Web sites, especially over the next few months.

WE HAVE NOT YET ACHIEVED PROFITABLE OPERATIONS AND EXPECT LOSSES TO INCREASE

    We have operated at a loss since the start of our business and expect to continue to operate at a loss for at least the next twelve months. As of June 30, 1998, we had a cumulative loss from inception and an accumulated deficit of $2,988,388. We cannot guarantee that we will ever achieve profitable operations. We expect to increase substantially our levels of expense in almost all categories of our operations following this offering. As a result of these increases, we expect our rate of loss will initially increase. In the long run, these losses will be offset by increasing revenues only if we are successful in achieving our sales goals by attracting an increasing number of customers and shoppers to our Web sites.

OUR FUTURE OPERATING RESULTS MAY BE DIFFICULT TO PREDICT

    Because of our very limited operating history and early stage of development, we do not have historical financial data on which we, you or market analysts can plan or base forecasts of revenues, earnings or capital requirements with any accuracy. Because e-commerce is new, both we and others will find it difficult to make predictions about our financial performance based on the performance of other companies. One result of this unpredictability may be that we will experience unanticipated capital requirements at a time when the required capital is not available to us or is only available on terms that will dilute your investment. Another possible result is that our stock price may experience rapid and significant fluctuations as our financial performance exceeds or falls short of market expectations.

OUR BUSINESS WILL DEPEND ON THE PERFORMANCE OF OUR CUSTOMERS AND OTHERS

    Our ability to earn revenues from our customers will depend on the success of these customers in increasing their business through the use of our service, either by making e-commerce sales or by using our Web sites as an effective advertising medium supporting sales in other channels. This in turn will depend on our ability, and the ability of our customers, to present merchandise using our system in a manner that is substantively informative, visually attractive, responsive to consumer demand and user-friendly. Our ability to achieve these goals depends in part on the availability of technology that we and our customers do not own or control. In particular, we expect to depend on the speed, quality and demographic coverage of data delivery systems offered by various Internet service providers. Our success will also depend on the ability of our customers to select and offer merchandise that is attractive to their target markets. We cannot guarantee that we or our customers will succeed in establishing a profitable, e-commerce-based sales channel.

WE WILL REQUIRE SIGNIFICANT ADDITIONS TO OUR MANAGEMENT TEAM

    Since we began our business, we have been a small company engaged in developing a basic marketing concept for e-commerce. As a result, we have not had to deal with many of the challenges facing a more mature business, such as the management of a sophisticated sales organization, performing under a substantial volume of service obligations to customers or the management of significant financial resources. We expect to face all of these management challenges in the near future. To do so, we expect to be required to add additional members to our management team, particularly in the area of operations and finance. If we acquire Design Base Los Angeles, Inc., as described elsewhere in this prospectus, we expect that Brian Smith, Design Base's president, will become our president and chief operating officer. We also expect to retain a chief financial officer and may seek management level additions in other areas. Competition for qualified management level personnel is intense and we cannot guarantee that we will be successful in hiring qualified personnel or in integrating them into our company. We also intend to elect additional independent directors to our board of directors but have not identified any particular candidate at this time.

WE MAY BE UNABLE TO MANAGE OUR GROWTH

    Our business plan requires significant expansion of our operations to address potential market opportunities. We expect we will need to increase personnel, including key management personnel, and other resources significantly in the near future. We expect this growth to place a significant strain on our managerial, operational and financial resources and systems. To manage our growth, we must implement, improve and effectively use our operational, management, marketing and financial systems and train and manage our new and existing employees. We cannot guarantee we will be able to manage effectively the expansion of our operations or that our personnel, systems, procedures and controls will be adequate to meet our anticipated future operations.

WE FACE A RISK OF FAILURE, DELAYS AND OVERLOADS ON OUR WEB SITES

    The performance, reliability and availability of our Web sites and network infrastructure are critical to our reputation and ability to attract and retain retailers or shoppers. Our network and computer infrastructure is located at a facility in Marina Del Rey, California. Our systems and operations are vulnerable to damage or interruption from a variety of causes. We will not have redundant facilities until April 1999 at the earliest and may be reliant on a single facility for an indefinite period after that date. We carry only limited business interruption insurance. Our computer systems are complex and under rapid development. Undetected errors in new or existing programs or equipment could cause a range of problems from temporary unavailability of data, to slowdowns and overloads to complete system failures. A sudden and significant increase in traffic on one of our Web sites could also strain the capacity of our software, hardware and telecommunications systems, which could lead to slower response times or system failures. Any system error or failure that causes interruption in the availability of content or an increase in response time could result in a loss of business for our customers and reduce the popularity of our Web sites with shoppers. Since our ability to earn revenue depends directly on our ability to attract customers and shoppers, any such error or failure could have a material temporary or permanent effect on our revenues.

WE, OUR CUSTOMERS AND SHOPPERS USING OUR WEB SITES FACE SECURITY RISKS

    Despite the implementation of security measures, our networks may be vulnerable to unauthorized access, computer viruses and other problems. A person who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our operations. Various Web sites and Internet service providers have experienced, and our Web sites may experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may be required to spend significant amounts to protect against the threat of security breaches or to alleviate problems caused by such breaches. Although we intend to implement industry-standard security measures, these measures may be circumvented. Eliminating computer viruses and alleviating other security problems may require service interruptions or unanticipated expense.

THE FUTURE OF THE INTERNET AS A COMMERCIAL MEDIUM IS UNCERTAIN

    Rapid growth in use of and interest in the Internet is a recent phenomenon. Neither we nor others can predict with confidence whether acceptance and use of the Internet will continue to develop or whether a sufficient base of users will emerge to support our business. The Internet may not be accepted as a viable commercial medium for any of a number of reasons, including:

    - inadequate development of the necessary infrastructure;

    - inadequate development of enabling technologies; and

    - inadequate consumer support for e-commerce generally or in our targeted market areas.

    If the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the bandwidth requirements of users, the Internet infrastructure may be unable to support the demands placed upon it, specifically the demands of delivering the high volume of data necessary for the optimum performance of our Web sites. The Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in unacceptable response times and could adversely affect use of the Internet generally and of our Web sites in particular.

WE MAY NEED, AND MAY BE UNABLE TO OBTAIN, ADDITIONAL FINANCING

    We may require additional capital to take full advantage of future growth opportunities, fund our ongoing research and development efforts and continue to upgrade our technology and network systems. The amount and timing of our future capital requirements will depend on many factors, including, among others:

    - consumer acceptance of and demand for our Web sites;

    - the acceptance by customers and potential customers of our business concept;

    - the need to establish and continually upgrade our technology and computer systems; and

    - the need to establish and maintain an effective sales and marketing program.

    We have not arranged for any funding beyond the proceeds from this offering. We believe these proceeds will satisfy our capital requirements for at least the 12 months following this offering and for the foreseeable future after that but we cannot guarantee that additional financing will not be required earlier than we expect. We also cannot guarantee that additional financing, if required, will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, your investment may be substantially diluted. If we raise capital by borrowing, the interest charge may substantially increase operating expense.

WE DEPEND ON KEY PERSONNEL, THE LOSS OF WHOM COULD HAVE A MATERIAL ADVERSE
  EFFECT ON OUR BUSINESS

    Our success depends, to a significant extent, upon the continued involvement of Mr. Weisdorn, our President. The loss of his services, or the services of other key employees, could have a material adverse effect on our business and prospects. We do not currently maintain "key person" life insurance on the lives of any of our officers or employees, nor do we have employment agreements with our key personnel. Our future success also depends on our continuing ability to attract and retain highly qualified technical personnel and management. Competition for such personnel is intense and we cannot guarantee that we will be able to retain our key management and technical employees or that we will be able to attract or retain additional qualified technical personnel and management in the future.

WE HAVE ONLY LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND TO AVOID
  INFRINGING INTELLECTUAL PROPERTY RIGHTS OF OTHERS

    We consider our proprietary technology, trademarks, trade secrets, domain names and other intellectual property to be critical to our success. We rely on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights. We cannot guarantee the procedures that we employ or may employ in the future to protect our intellectual property will provide us with adequate protection. The defense of intellectual property rights can be expensive and the outcome of any defense may be uncertain. We use a variety of proprietary technologies that we have developed ourselves or licensed from others. We cannot guarantee that any particular aspect of our technology will not be found to infringe the rights of other companies. Other companies may acquire proprietary rights to technology useful or necessary to our business or may establish trademarks, tradenames or domain names that limit our ability to market our services or our customers' products. We cannot predict how any such intellectual property, or the need to obtain rights to use it, will affect our business.

OTHERS MAY DEVELOP OR PURCHASE COMPARABLE OR SUPERIOR TECHNOLOGY

    We believe our technology reflects the current state of the art for online merchandise display. However, others could develop, and may have developed, comparable or superior technology. We cannot guarantee that future innovations in Internet or computer technology, generally, or in online merchandising technology, will not eliminate any technological advantage we may currently enjoy or render our technology obsolete. We expect we will be required to maintain a continuous program of technological innovation in order to take advantage of general technological advances and to remain competitive.

GOVERNMENT REGULATION OF THE INTERNET IS NEW AND ITS FUTURE IS UNCERTAIN

    Although there are currently few laws and regulations directly applicable to the Internet, new laws and regulations likely will be adopted in the United States and elsewhere covering issues such as privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth or expose us to significant liabilities associated with the products available on our Web sites. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. We cannot guarantee that the application of new or existing laws and regulations will not expose us to significant liabilities, significantly slow Internet growth or otherwise have an adverse effect on our business.

    The Communications Decency Act of 1996 (the "CDA") was enacted in 1996. Although those sections of the CDA that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, we cannot guarantee similar laws will not be proposed and adopted. Although we do not currently distribute the types of materials that the CDA would have prohibited, similar legislation in the future could limit our ability to market some products.

OUR STOCK HAS BEEN THINLY TRADED AND MAY EXPERIENCE PRICE VOLATILITY

    Before this offering, our stock has been traded on the NASD OTC Bulletin Board. We achieved a trading market for our stock through a series of small, unregistered offerings and have not been required to file reports with the SEC as do most companies whose securities are publicly traded. Historical market prices for our stock may not be a reliable indication of our value for several reasons, including the following:

    - we have not regularly made available the kind of public information that supports the markets for securities of more established companies;

    - our company has not been covered by regular reports from financial analysts of established standing;

    - the limited amount and distribution of our stock has exacerbated the effect of relatively small imbalances in supply and demand; and

    - the number of stock brokerage firms through whom our stock could be traded has been limited.

    We cannot guarantee that the market for our securities after this offering will fairly reflect our value or that it will be active enough to provide liquidity to you. The trading price of our securities could be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, announcements of technological innovations or new products by us or our competitors or other factors. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices for many technology and small capitalization companies. These broad market fluctuations may affect the market price of our securities. Market valuations for companies offering Internet services have recently experienced substantial increases and extreme volatility. Any significant decrease in the market valuation of such companies generally could cause a substantial decrease in the price of our securities unrelated to our operating results.

YOUR WARRANTS CAN BE REDEEMED ON SHORT NOTICE

    We could redeem your warrants for $0.25 per warrant on 30 days' written notice, provided that the closing price of our common stock has been at least $
      for the ten consecutive trading days immediately preceding the date of notice of redemption. If we give notice of redemption, a holder would be forced to sell or exercise the warrants or accept the redemption price.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION TO ALLOCATE OFFERING PROCEEDS

    We expect to use approximately $573,500 of the net proceeds of this offering to repay debt and approximately $5,650,000 for the other purposes described under "Use of Proceeds" later in this prospectus. The remaining net proceeds, estimated to be approximately $17,298,375, will be used for working capital and applied to general corporate purposes. Our management will have broad discretion to allocate the proceeds of this offering, including proceeds currently specifically allocated as described in this prospectus, and any other cash resources to such uses as they determine to be in the best interest of 3Dshopping.com. The amounts actually allocated to each expense category, and the source of the cash so allocated, may vary significantly, depending on a number of factors, including the amount of future revenue growth, the amount of cash generated or used by our operations and the progress of our marketing efforts.

                                USE OF PROCEEDS

    The net proceeds that we will receive from the sale of the 1,750,000 units are estimated to be approximately $23,521,875, assuming an initial public offering price of $15.00 per unit, after deducting underwriting discounts and commissions and estimated offering expenses, and assuming no exercise of the warrants or the underwriters' over-allotment option.

    Immediately following this offering, we expect to use approximately $58,500 of the net proceeds to repay indebtedness we owe to our President, Lawrence Weisdorn, and his father. The principal is payable on demand and bears interest at a rate of 7% per annum. We also intend to use approximately $515,000 to pay the outstanding principal and interest on a promissory note issued to an institutional investor in March 1999. We intend to use the remaining net proceeds, along with any other financing sources that may become available to us, to support our anticipated growth over the next two to three years. We expect to experience negative cash flow from operations for at least the next 12 months. We expect that our cash requirements will exist principally in the following areas:

                                                                                      APPROXIMATE AMOUNT BUDGETED
                                                                                        FOR USE IN THE 12 MONTHS
USE OF CAPITAL                                                                           FOLLOWING THE OFFERING
------------------------------------------------------------------------------------  ----------------------------
Developing and rapidly expanding sales, marketing and advertising activities,
  including the hiring of additional employees and consultants......................         $    3,000,000
Continuing and expanding our internal research and development program..............                500,000
Purchasing capital equipment, including computer, video, photographic and other
  equipment required to support expanded operations.................................                500,000
Funding an anticipated growth in levels of receivables..............................                750,000
Expansion of our management team....................................................                400,000
Other uses not now expressly contemplated, such as the purchase of complementary technology or businesses, the purchase or lease of real and personal property and equipment; funding unanticipated negative cash flow from operations; or
  repurchases of stock or redemption of warrants....................................                500,000

    The amount and timing of any of the above expenses will depend on various factors, including rates of business growth, specific technology, capital equipment and other requirements imposed by our customers and opportunities presented to us. While we have prepared internal forecasts to assist management in planning, we believe that these forecasts, as they apply to periods extending beyond the next few months, are inherently unreliable and that our actual cash requirements will differ materially from those we presently forecast.

    Our current business plan has identified total capital requirements that are substantially less than the anticipated offering proceeds. However, we expect that unanticipated needs and opportunities may cause our capital requirements to exceed our current estimates. We believe the net proceeds of this offering will be sufficient to fund our operations for at least the next twelve months and for the foreseeable future after that.

    Pending the use of the proceeds of this offering for operational purposes, we intend to invest the net proceeds of this offering not used for the immediate repayment of debt in short-term, investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

    Since June 25, 1997, 3Dshopping.com's common stock has been traded on the NASD OTC Bulletin Board under the symbol "PGRX". The following table sets forth the high and low bid prices for the common stock for the quarters indicated. Prices reflect bids posted by market makers and may not necessarily reflect actual transactions.

                                                                                                HIGH        LOW
                                                                                              ---------  ---------
YEAR ENDED JUNE 30, 1998
  First Quarter.............................................................................  $  1.8750  $  1.1875
  Second Quarter............................................................................     2.2500     1.3750
  Third Quarter.............................................................................     1.7656     0.9219
  Fourth Quarter............................................................................     1.8750     0.9531
YEAR ENDING JUNE 30, 1999
  First Quarter.............................................................................     5.5000     1.6250
  Second Quarter............................................................................    19.7500     4.0625
  Third Quarter (to March 18, 1999).........................................................    18.8750    13.0000

    On March 18, 1999, the closing bid price of the common stock on the NASD OTC Bulletin Board was $15.25 per share. As of February 24, 1999, there were 60 holders of record of our common stock. This number does not reflect the number of beneficial holders of the common stock, which we believe to be between 600 and 800 holders.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock. Payment of any cash dividends will depend on the results of our operations, our financial condition and our capital expenditure plans, as well as other factors our board of directors may consider relevant. We presently intend to retain any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization at December 31, 1998 on an actual basis and as adjusted to give effect to the sale of the 1,750,000 units at an assumed initial public offering price of $15.00 per unit and the receipt of the net proceeds. This table should be read in conjunction with the Financial Statements and related Notes included elsewhere in this prospectus.

                                                                                           DECEMBER 31, 1998
                                                                                      ----------------------------
                                                                                         ACTUAL       AS ADJUSTED
                                                                                      -------------  -------------
                                                                                              (UNAUDITED)
Short term debt.....................................................................  $     295,064  $     295,064
Long term debt......................................................................         12,052         12,052
Shareholders' equity (deficit):
  Common stock, no par value: 10,000,000 shares authorized; 3,305,746 shares issued
    and outstanding; 5,055,746 shares issued and outstanding, as adjusted...........          3,306          5,056
  Additional paid-in capital........................................................      5,534,477     29,054,602
  Stock subscriptions in advance--net...............................................         51,250         51,250
  Accumulated deficit...............................................................     (5,732,285)    (5,732,285)
                                                                                      -------------  -------------
Total shareholders' equity (deficit)................................................       (143,252)    23,378,623
                                                                                      -------------  -------------
Total capitalization................................................................  $     163,864  $  23,685,739
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                    DILUTION

    The difference between the initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to you. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets minus total liabilities) by the number of shares of common stock outstanding.

    At December 31, 1998, our net tangible book deficit was $(151,524), or $(.05) per share of common stock. After giving effect to the sale of the 1,750,000 units, and the receipt of the estimated net proceeds, assuming an initial public offering price of $15.00 (after deducting the underwriting discount and the estimated offering expenses and attributing no portion of the value of the unit to the warrant), our pro forma net tangible book value as of December 31, 1998 would have been $23,370,351 or $4.62 per share of common stock. This represents an immediate increase in the net tangible book value of $4.67 per share to existing shareholders and an immediate dilution in net tangible book value of $10.38 per share to the purchasers of the units in the offering.

    The following table illustrates the per share dilution to you:

Assumed initial public offering price...............................................  $   15.00
  Net tangible book deficit per share...............................................       (.05)
  Increase attributable to new investors............................................       4.67
                                                                                      ---------
Adjusted net tangible book value after offering.....................................       4.62
                                                                                      ---------
Dilution per share to new investors.................................................      10.38
                                                                                      ---------
                                                                                      ---------
Dilution as a percentage of offering price..........................................       69.2%

    The following table sets forth on a pro forma basis as of December 31, 1998, the number of shares of common stock purchased from 3Dshopping.com, the total consideration paid to 3Dshopping.com and the average price per share (1) paid by the existing shareholders and (2) paid by the purchasers of the units in this offering, assuming the sale of 1,750,000 units at an assumed public offering price of $15.00 per unit, before deduction of underwriting discounts and other estimated offering expenses payable by us and ascribing no portion of the value of a unit to the warrant.

                                                 SHARES PURCHASED         TOTAL CONSIDERATION
                                              -----------------------  -------------------------
                                                NUMBER      PERCENT       AMOUNT       PERCENT    AVERAGE PRICE PER SHARE
                                              ----------  -----------  ------------  -----------  -----------------------
Existing Shareholders.......................   3,305,746          65%  $  1,608,093           6%         $    0.49
New Investors...............................   1,750,000          35     26,250,000          94              15.00
                                              ----------         ---   ------------         ---
Total.......................................   5,055,746         100%    27,858,093         100%
                                              ----------         ---   ------------         ---
                                              ----------         ---   ------------         ---

    The foregoing table assumes no exercise of the underwriters' over-allotment option, outstanding options or warrants, the warrants we are offering through this prospectus or the representative's warrants. At December 31, 1998, options and warrants were outstanding to purchase up to a total of 706,333 shares of common stock at exercise prices ranging from $1.25 to $3.00. To the extent that these options and warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    We derived the following selected statement of operations data for the eleven months ended June 30, 1997 and the year ended June 30, 1998 and the selected balance sheet data at June 30, 1998 from financial statements included elsewhere in this prospectus, which have been audited by Friedman, Minsk, Cole & Fastovsky, independent auditors. We derived the selected statements of operations data for the six month periods ended December 31, 1997 and 1998 and the selected balance sheet data at December 31, 1998 from our unaudited financial statements included elsewhere in this prospectus. The financial statements included elsewhere in this prospectus contain all material financial information about us and we urge you to read them carefully. In the opinion of our management, the unaudited financial statements have been prepared on a basis consistent with the audited financial information and include all normal recurring adjustments necessary for a fair presentation of the results for these periods and as of such dates. The selected financial data provided below for the six months ended December 31, 1998 are not necessarily indicative of our future results of operations or financial performance. The data shown below should be read in conjunction with the financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this prospectus.

    Amounts for the eleven months ended June 30, 1997 reflect eleven months of operations from August 13, 1996 (inception) to June 30, 1997.

    The line item "Weighted average shares used in computing net loss per share" is based on the weighted average shares of common stock outstanding for the eleven months ended June 30, 1997, the year ended June 30, 1998 and the six months ended December 31, 1998. It excludes 0, 32,609 and 32,609 shares, respectively, of common stock issuable upon exercise of outstanding options, warrants and convertible debt. Additional information about these options is provided under "Shares Eligible for Future Sale." Note 1 of Notes to Financial Statements includes an explanation of the determination of the number of shares used in computing net loss per share.

STATEMENT OF OPERATIONS DATA:

                                                                   YEAR ENDED               SIX MONTHS ENDED
                                                                    JUNE 30,                  DECEMBER 31,
                                                           --------------------------  --------------------------
                                                               1997          1998          1997          1998
                                                           ------------  ------------  ------------  ------------
Revenues.................................................  $         --  $     18,404  $        521  $     27,539
Operating expenses:
  Sales and marketing....................................       973,283       473,665       148,092       822,338
  Research and development...............................       294,360       170,259       107,748       281,675
  General and administrative.............................       647,868       457,345       178,091     1,650,310
  Total expenses.........................................     1,915,511     1,101,269       433,931     2,754,323
Operating loss...........................................     1,915,511     1,082,865       433,410     2,726,784
Interest expense.........................................         3,089        10,373         2,450        17,163
Other income.............................................        10,000        13,500        13,500            --
Net loss.................................................  $  1,908,600  $  1,079,738  $    422,360  $  2,743,947
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Net loss per share.......................................  $        .59  $        .28  $        .11  $        .68
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Weighted average shares used in computing net loss per
  share..................................................     3,210,651     3,823,228     3,686,644     4,015,416

BALANCE SHEET DATA:

                                                                                  JUNE 30, 1998  DECEMBER 31, 1998
                                                                                  -------------  -----------------
Cash and cash equivalents.......................................................   $   144,564     $     112,062
Working capital (deficit).......................................................      (165,096)         (236,790)
Total assets....................................................................       229,529           251,985
Accumulated deficit.............................................................     2,988,338         5,732,285
Shareholders deficit............................................................        98,626           143,252

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS PROVIDES INFORMATION THAT WE BELIEVE IS RELEVANT TO AN ASSESSMENT AND UNDERSTANDING OF OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION FOR THE ELEVEN MONTHS ENDED JUNE 30, 1997, THE FISCAL YEAR ENDED JUNE 30, 1998 AND THE SIX MONTH PERIODS ENDED DECEMBER 31, 1997 AND 1998. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Since beginning operations in August 1996, we have devoted substantially all of our resources to designing, implementing and introducing our marketing and display system. From inception through December 31, 1998 we raised total equity capital of $1,608,093 and had an accumulated deficit of $5,732,285. We began to receive revenues from sales of services in April 1998 and are continuing to operate at a deficit. We expect the operating deficit to continue and to increase over at least the next twelve months as we incur increasing levels of expense to support growth.

    We believe that our historical operating results are not indicative of future performance for the following reasons, among others:

    - The receipt of the proceeds of this offering and their use to fund our anticipated growth will materially change expense levels in all major categories and are expected to support substantial increases in revenue from operations.

    - The acquisition of Design Base, if it occurs, will change substantially the character and scope of our existing business (see "Business--Proposed Acquisition of Design Base").

    - We have recently emerged from the development stage and anticipate substantial increases in the number and size of customer orders and revenue from operations.

    Although we expect substantial growth in both revenues and expenses, we anticipate that increases in expenses will occur more rapidly than corresponding increases in revenues. Also, while we are committed, at least in the short term, to substantial increases in expenses, we cannot guarantee that revenues will increase correspondingly. Like many companies attempting to build an Internet based business, we expect over at least the next year and for an indeterminate period of time thereafter to follow a strategy of establishing market share by making expenditures for marketing and infrastructure development that exceed current revenues.

3DSHOPPING.COM

    RESULTS OF OPERATIONS. For the eleven months ended June 30, 1997, we had no revenues and incurred total expenses of $1,918,600. Expenses consisted of $294,360 of research and development expense, $973,283 of sales and marketing expense and $647,868 of general and administrative expenses. $1,363,180 of the total expense amount resulted from expense attributable to the issuance to employees and independent service providers of stock options exercisable at below fair market value. Other income of $10,000, consisting principally of payments under an Internet co-marketing agreement, resulted in a net loss for the period of $1,908,600, or $0.59 per share of common stock.

    For the year ended June 30, 1998, expenses declined to $1,111,642 and consisted of $170,259 of research and development expense, $473,665 of sales and marketing expense and $457,345 of general and administrative expense. The decline in expenses was due primarily to decreases in purchases of equipment and reductions in research and development and the effects in 1997 of a charge for stock issued at below fair market value. Revenues of $18,404 and other income of $13,500 resulted in a net loss for the year of $1,079,738, or $0.28 per share of common stock.

    For the six months ended December 31, 1998, expenses increased substantially from $436,381 for the six months ended December 31, 1997 to $2,771,486 and consisted of $281,675 of research and development expense, $822,338 of sales and marketing expense and $1,650,310 of general and administrative expense. The increase in expenses was due primarily to increases in payroll and compensation expenses and fees paid to consultants. $2,290,646 of the total expense resulted from expense attributable to the issuance to employees and independent service providers of stock and stock options at below fair market value and does not represent cash or recurring expense. Revenues of $27,539 resulted in a net loss for the six month period ended December 31, 1998 of $2,743,947 or $0.68 per share of common stock. Revenues and other income in the six month period ended December 31, 1997 were $521 and $13,500 resulting in a net loss for the period of $422,360 or $0.11 per share of common stock.

    At December 31, 1998, we had net operating loss carryforwards of approximately $1,376,000 and research and development tax credits of $34,000 for federal income tax purposes. State net operating loss carryforwards of $1,396,000 and research and development tax credits of $13,200 will expire beginning in 2002 and federal net loss carry-forwards will expire beginning in 2012 if not used. As a result of changes in ownership, including changes resulting from this offering, as defined in Section 282 of the Internal Revenue Code of 1986, as amended, the annual deductibility of net operating loss carryforwards is limited. A valuation allowance has been recorded against total deferred tax assets of $484,250 because realization is primarily dependent on generating sufficient taxable income prior to expiration of the net operating loss carryforwards. The research and development tax credits expire beginning in 2012.

    LIQUIDITY AND CAPITAL RESOURCES. We have funded our operations primarily through the sale of common stock and to a lesser extent, by issuing notes and other borrowings. From inception through December 31, 1998, we raised net proceeds of approximately $1,562,788 from sales of common stock for cash. In some cases, we have issued common stock in return for goods or services. As of December 31, 1998, we had a total of $295,064 of outstanding notes and other obligations for money borrowed, cash and cash equivalents of $112,062 and a working deficit of $236,790. We have described the effect of this offering on our capital resources and our anticipated uses of those resources under "Use of Proceeds" on page 14.

    On March 18, 1999, we borrowed $500,000 from an institutional lender to fund expenses associated with this offering and to cover interim operating expenses pending receipt of the offering proceeds. We issued an unsecured promissory note, payable in a single payment on or before August 31, 1999 and bearing interest at the rate of 9% per annum. If the note is not fully paid when due, it is automatically exchanged for a new note that is convertible and is not prepayable, provided that, as long as this offering is being actively pursued, the new note shall remain prepayable and non-convertible until October 31, 1999. The new note would become due and payable June 30, 2001 unless called earlier by the lender on 10 days notice at any time after March 31, 2000. We also issued to the lender common stock purchase warrants exercisable during a three-year period beginning on the later of the first anniversary of the effective date of this offering and March 31, 2000. The warrants are exercisable to purchase common stock having a market value of $2,000,000 at the time of exercise for an aggregate exercise price of $1,500,000 and are redeemable by us at any time after July 1, 1999. The redemption price increases between July 1, 1999 and July 1, 2000 from 80% to 100% of the difference between the exercise price and the market value of the underlying common stock. The notes and the warrants are restricted from transfer other than transfers to members of a group under common control or distributions to fund investors, pursuant to a bona fide pledge or hypothecation or by will or pursuant to the laws of descent and distribution. The common stock issuable on exercise of the warrants or conversion of the new note will be "restricted securities" under federal securities laws.

YEAR 2000 COMPLIANCE

    There are issues associated with the programming code in existing computer systems as the Year 2000 approaches. The "Year 2000 problem" is pervasive and complex, as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. We have evaluated our current systems, purchased necessary upgrades and believe that our current hardware and software is Year 2000 compliant. Similarly, we believe that the products and services we offer to our customers are not affected by the Year 2000 problem. We have evaluated the potential impact on us of a Year 2000 problem on the part of our important third party vendors and have found none. We plan to continue to evaluate our systems and those of our important vendors in an effort to minimize the effects of a Year 2000 problem. We do not anticipate that the Year 2000 problem will have a material impact on our business or operations.

                                    BUSINESS

MARKET OPPORTUNITY

    The Internet and other media facilitating electronic commerce have offered a unique opportunity to market and sell products of varying kinds directly to the ultimate consumer. From a single, central source, a vendor can offer product on a worldwide basis, providing the consumer the opportunity to acquire information about the product on his or her home or office computer and, ultimately, to purchase the product entirely by keystroke entry while sitting at the computer. Traditional retailing methods require distribution of inventory to a large number of retail outlets that are expensive to build, maintain, stock and staff. Mail order sales require expensive and widespread distribution of catalogs that rapidly become obsolete and that are not necessarily available at the time the buyer wants or needs to make a purchase. In contrast, e-commerce can offer the consumer the information required to make a purchase decision and the ability to make the actual purchase through a medium that can be kept constantly current, that is available to the customer when needed and that does not require the retailer to maintain expensive and widely distributed sales outlets, each of which must be separately stocked with inventory.

    Despite these obvious advantages, e-commerce has so far achieved significant growth in only a relatively limited number of areas, including books, CDs, DVDs and computers, securities, and travel. This is in part a result of consumer lack of familiarity with the Internet and e-commerce generally but also, in part, a result of limitations inherent in traditional e-commerce technology to provide the customer with an experience that the customer perceives as similar to in-store selection of merchandise or even to high-quality catalog sales. The areas in which e-commerce has been successful have the common characteristic that the customer either knew what he or she wanted before visiting the Web site, as is often the case with book sales, or needed only to make a selection from a limited number of objectively definable options, as with computers. Merchandise, such as clothing, whose selection is more dependent on subjective factors, has not, so far, achieved a high level of penetration into e-commerce. Online apparel sales for 1997 were $89 million compared with $169.2 billion in the retail market. Total online shopping revenue for 1997 was $1.14 billion with online apparel sales representing less than 1% of that amount. Mail order sales of $169.5 billion in 1997 indicate that consumers do not need actually to touch the product. They do need, however, to visually comprehend it in a way that does not apply to the kind of products for which e-commerce has initially been the most successful.

    Many clothing and accessory retailers are eager to expand their sales and marketing efforts to include e-commerce but believe the electronic sale of clothing and similar items will require a second generation of e-commerce technology that is capable of providing the consumer with an experience closer to the in-store experience. An e-commerce program that is successful in providing this information can function both as an advertising medium, providing information to shoppers that will lead them to visit the seller's store or to call the seller's 800 number to order a product, or as a complete sales outlet in which the entire decision and purchase occurs electronically.

THE 3DSHOPPING EXPERIENCE

    We have developed technology and support Web sites that are capable of delivering a complete visual package over the Internet or otherwise via e-commerce. In contrast to traditional static Web sites and retail catalogs, our Web sites support full motion digital imaging and audio presentations for viewers able to access the Web sites using a broadband connection or willing to download data at a slower rate. This allows the shopper to view a model or product through 360 degrees of rotation. It also allows a detailed examination of the garment or accessory from several different angles. The technology is also interactive, allowing the viewer to select a desired angle and freeze the frame, to zoom in on selected details, such as buttons, stitching or other key features or to select and change colors from a menu that includes all of the colors in which the garment is offered. We have also acquired and are developing the technology to create a "cyber-salesperson", a "talking head" that may in the future be used as a salesperson, explaining the key features of the garment being viewed. This new technology will support a menu of alternatives, allowing the shopper to choose from a list of computer generated likenesses of customized and/or well-known product spokespersons.

    Our typical Web site opens with a selection of 30 to 40 products displayed on models that move slowly across the screen. It is possible to include up to 80 images on this Web page. The viewer can click on any model to go to a page that features the displayed garment. This second page provides access to the various visual features selected by the retailer and also provides data in traditional format, such as price, size and other objective information about the garment. At the retailer's option, the page may allow the shopper to add the item to a "shopping cart" for later purchase. Once the shopper has completed his or her selections, the Web site supports electronic product purchases by credit card, can refer the shopper to a toll-free number from which the shopper can order the product, or can provide the location of the nearest store.

OUR SYSTEM

    We offer the following services to our customers as part of our marketing and display system:

    WEB SITE DESIGN AND SETUP. For a one-time fee, ranging from $3,000 to $50,000 or more, depending on the size and complexity of the project, we will design and build a complete Web site for our customer. The site can be accessed through the customer's home page and/or directly through our home page. The customer provides direction as to the size, features and other characteristics of the desired site and furnishes the items of apparel that will be featured and a detailed description of those items. We then create an inventory database, provide the models, studio facilities and other requirements to create the visual images and, using our proprietary technology, incorporate these images into a Web presentation containing the visual features selected by the customer. Additional fees are charged as changes are made in the customer's Web site, for example, to add new items or to change presentation features.

    WEB SITE MAINTENANCE. We charge a periodic fee for maintaining the customer's Web site. In addition to making minor changes in Web site content, we conduct general site maintenance functions, review the principal Internet search engines to determine whether our Web sites are appropriately listed in response to typical inquiries and perform other functions designed to make maximum use of the Web sites' potential. Fees for this service currently range up to $300 per month and we expect these fees to increase as Web site volume and traffic increases.

    WEB SITE TRAFFIC CREATION. As an additional service at no extra fee, we maintain online "shopping malls" at 3Dshopping.com and other Web sites. From these malls, shoppers have access to most of our customers' Web sites. The purpose of the malls is to create shopping communities having shared interests. We believe such online communities will draw more shoppers than individual Web sites. Our malls have achieved steady growth, attracting 126,379 visitors in January 1999. We plan to include brand name manufacturers, traditional brand retailers and Web-only retailers with brand potential in our malls. We believe shoppers eventually will be able to purchase apparel, jewelry, flowers, housewares, gifts, antiques, ancient art, children's wear and toys at our malls. In addition to our malls, we have agreements with malls operated by other companies under which those malls include links to our Web sites. Links to our sites are also included on search engines such as Lycos, Excite and HotBot.

    ORDER PROCESSING. We offer our customers a complete range of electronic order processing services. Many order processing service providers simply take order and credit card information and transmit this data to the retailer by fax or telephone. These systems have high error rates with respect to the credit card and other data transmitted, requiring the retailer to sort out the errors by attempting to contact the shopper. We have developed a fully computerized order processing service that automatically processes and verifies credit card data with the issuing bank and runs a fraud detection scan while the shopper is still online. If the data is not entered correctly or if there is some other problem, we can ask the shopper to re-enter data. Orders and credit data are transmitted directly to the customer's fulfillment system, resulting in minimal loss of time and reduced processing errors. Orders can be forwarded to our customers by fax or e-mail or through a direct link to the customer's computer system, depending on the customer's preferences and system capabilities. When the orders are filled, our processing software automatically instructs the credit card company to release the purchase money into the merchant's account. For customers electing this service, a fee is charged based on a percentage of the total value of orders processed. Some customers prefer to manage order processing themselves by referring their customer to a Web site managed by them or a toll-free number. For these customers, we charge a fee based on the number of site visits.

    In contrast to many Internet companies, we do not currently offer space for "banner" advertising. We believe such advertisements detract from the overall appearance of our Web sites, are distracting to shoppers and are therefore inconsistent with our primary goal of providing an enhanced electronic experience to support our customers' product presentation needs.

CUSTOMERS

    We market our Web-based marketing and display system to customers with established brand names and to non-brand name customers. As of March 8, 1999, we had 25 non-branded customers, consisting primarily of apparel retailers and manufacturers, but also including sellers of antiques, flowers and nutritional supplements. These customers generally have annual sales of between $2 million and $30 million, sell a substantial percentage of their products though mail order catalogs and have shipping capability in place. Based on our past work with non-branded customers, which has allowed us to test our Web-based marketing and display system, we expect to attract additional brand-name customers. We have recently entered into an agreement with Nordstrom, our first branded customer. We believe branded customers will attract additional attention to our 3D shopping system, benefiting our large and small customers.

    Our customers have the option to use our Web sites for a variety of purposes. Substantially all of our non-branded customers use our system as a fully functional sales channel, offering products directly to shoppers over the Internet. Branded customers may opt for this full service or may use our Web sites as a marketing medium designed to attract shoppers to other retail channels that they maintain. For example, Nordstrom has chosen to use our system to display clothing offered in their stores but does not provide electronic shopping cart e-commerce capability. Instead, Nordstrom uses its Web site to provide information on products with a 1-800 number that customers can call to order products directly from Nordstrom. The 1-800 number is serviced and maintained by Nordstrom.

    We also provide Intranet design, implementation and maintenance services to companies that participate in the Leavens Awards Program, a supplier and administrator of employee awards programs. For example we have provided our technology and services to Shell Oil Company and The Boeing Company for their internal employee benefits programs. We believe our 3D technology is well suited for displaying product-awards under these programs such as jewelry, pens and clothing.

    We expect that, for the foreseeable future, our core customer base will consist of clothing and accessory retailers. We believe that this market segment has sufficient potential to support significant growth in our business and that, by concentrating in this area, we can position ourselves as the leading provider of Web-based marketing and display systems to our target customers. We also serve customers in other areas and expect to continue to do so as the opportunity arises.

TECHNOLOGY

    Wherever possible, our products are based on commercially available software products. Because there are a number of alternative software programs that we can use to create our 3D technology, we are not reliant on a single source of software. For example, the rotation of our 3D images is created using Java. The 3D image itself is created using a proprietary digital photography system. Compression for low speed Internet connections is produced through industry standard programs. While we have adapted industry standard technology to fit our own applications, and expect to continue to do so, we do not anticipate that the service we provide will require the development of substantial, independently developed computer programs or other technology.

    We believe that our use of Java provides an advantage over sites that require multimedia plug-ins. Plug-ins are awkward and often difficult to download and use. These difficulties may deter some users from visiting the site or purchasing any merchandise once there. Java requires no plug-ins and does not result in the excess waiting time that can occur when a shopper downloads a file.

RELATIONSHIP WITH MEDIAONE

    To view conveniently all of the features we offer and plan to offer, including full motion digital imaging and virtual reality, a shopper must have access to the Internet via a broadband connection. Broadband connections include cable, satellite and a variety of digital subscriber lines, also known as DSL. Broadband connections are much faster than typical modem connections over a standard telephone line. For example, a 3.5 megabyte file takes approximately 16 minutes to download using a standard modem operating at 14.4 kbps. The same file will download in a few seconds over a high-speed cable modem. Although we have designed our Web sites to accommodate differing connection speeds, we believe the success of 3D-style e-commerce in the future will be dependent on the availability of high-speed Internet access.

    While download speed depends primarily on the speed of the connection between the user and the Internet, the practical rate at which data can be received by a user also depends on a variety of factors within the Internet itself, including capacity and usage of the host site and the capacity of the various links in the Internet through which the data passes from the host site to the user. To deal with the dramatic increase in the volume of data being transmitted over the Internet, various companies are working on the process of speeding up data delivery by developing "backbones" or proprietary communication channels that ensure the rapid processing of data within the Internet itself. Web sites that have direct access to these backbones will transmit data at very high volumes, permitting the effective use of the high-speed downloading capabilities offered by broadband connections.

    To take full advantage of high-speed cable Internet access, we have entered into a co-branding agreement with MediaOne Express, a cable company with a presence in 22 metropolitan markets nationwide. MediaOne has agreed to feature the 3Dshopping.com Web site prominently in the shopping section of its home page. The arrangement with MediaOne Express is non-exclusive and we expect to pursue similar relationships with other Internet service providers in other markets.

PROPOSED ACQUISITION OF DESIGN BASE

    In order to more fully integrate the range of services we offer, we have agreed in principle to acquire the assets of Design Base Los Angeles, Inc. Design Base designs and produces print advertising, direct mail catalogs, brochures and advertising collateral materials. It operates from a studio on leased premises located in North Hollywood, California and has a staff of two management and five other full time employees. Additional staff is used from time to time for specific purposes like preparing for a photo shoot. Design Base has traditionally served customers who we view as our potential customers, designing and producing mail order catalogs for these customers and others. Since January 1999, we have been producing digital images that support our Web sites using models selected by Design Base and Design Base's studio facilities. The acquisition of Design Base will give us direct access to studio facilities and trained studio staff for which we believe our requirements will increase substantially over the next year to three years.

    In addition to continuing to operate Design Base's traditional hard copy advertising production business, we believe that we can increase our customer base by offering to Design Base's traditional customers the opportunity to produce the digital images necessary to support a Web site at little additional cost. Substantially all of the time, and therefore the cost, of producing an apparel catalog is taken up by dressing, making up and otherwise preparing the models for each picture. In a typical 8-hour day, a model can display between 12 and 15 different items of clothing. Once the model is ready for a static photo session, it takes only a few more minutes to capture the digital imaging content using our proprietary digital imaging technology. Because the additional time involved is relatively minor, the incremental cost of producing the additional images is substantially lower than if the images are produced on a stand-alone basis. We plan to offer the opportunity to Design Base's customers to order the additional images so that they will be prepared, either immediately or in the future, to sell clothing through e-commerce through one of our Web sites. In this way, we intend to position ourselves as a "one-stop" source for fashion product marketing using the latest technology to create compelling and visually unique Web sites, mail order and electronic catalogs and other advertising materials for the fashion industry.

    If our acquisition of Design Base is completed, we expect to appoint Brian Smith, Design Base's principal shareholder, as President and Chief Operating Officer of 3Dshopping.com.

COMPETITION

    We compete with a broad range of marketing alternatives available to our customers. We also compete with a broad range of other shopping alternatives to attract consumers to our Web sites.

    Although many of our retail customers use our Web sites as their primary sales channel, we believe we are seen by larger, name-brand customers and potential customers primarily as a marketing solution, competing for a share of the customer's marketing and advertising budget. In that capacity, we compete against all of the traditional marketing resources, including print and other media advertising, mail order catalogs, in-store displays, coupon and other incentive programs and phone-in or computer-based services maintained by the customer. In a narrower sense, we compete against a large number of providers of Web site design and related Internet services.

    At the consumer level, we and our customers compete for the attention and budget of consumers for the products that our customers sell. This competition includes traditional retail stores, mail order catalogs and a growing number of Internet-based alternatives. While we believe that our system offers significant marketing advantages over other existing Internet-based systems, many factors affect competition for Internet consumers, including affiliations with companies that control or direct access to the Internet or to individual Web sites.

    Design Base competes with many other producers of mail order catalogs for retail customers. Some of these producers are much larger and have greater financial resources than Design Base. Participants in this industry differentiate themselves largely based on creative content and customer service. We cannot guarantee that Design Base will be able maintain its creative distinctiveness and desirability to customers.

EMPLOYEES

    As of March 8, 1999, we had 18 full-time employees, 10 of whom were involved in Web site design and development, four in sales and marketing and four in finance, administration and operations. Our future success depends, in part, on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and we do not assure you that we will be able to recruit and retain sufficient numbers of qualified personnel. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with employees to be good.

    Design Base had seven full time employees on March 1, 1999. None of these employees is represented by a labor union.

FACILITIES

    We lease approximately 2,000 square feet of office space in two office buildings located in Venice, California. One of our leases will expire on May 31, 1999, but we anticipate that it will be renewed. We believe our current facilities will be adequate through calendar year 1999. We are in the process of locating additional space to meet our expected requirements beyond 1999. Design Base leases approximately 10,000 square feet of office and photography studio space from a limited liability company whose members are also the shareholders of Design Base. We believe these facilities will be adequate through calendar year 1999.

LITIGATION

    We are not engaged in any litigation that, singly or in the aggregate, will have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table contains information as of March 1, 1999 with respect to each person who is an executive officer or director of the Company:

NAME                                             AGE                       POSITION
-------------------------------------------      ---      -------------------------------------------
Lawrence Weisdorn..........................          41   President and Director
Robert J. Grant............................          49   Treasurer and Secretary and Director
Donald R. Westland.........................          39   Vice President of Technical Operations
Donald L. Hejmanowski......................          39   Director

    LAWRENCE WEISDORN has been President and a director of the company since its inception in August 1996. From January 1995 to August 1996, Mr. Weisdorn served as President and Chief Executive Officer of Samuel Hamann Graphix, Inc., a company he founded that provides legacy software migration solutions and services. During the eight years before he joined Samuel Hamann Graphix, Mr. Weisdorn worked as an independent marketing and sales consultant.

    ROBERT J. GRANT has been Treasurer and Secretary and a director of the company since August 1996. From April 1996 to August 1996, Mr. Grant served as Office Manager of Samuel Hamann Graphix, Inc. From March 1995 to April 1996, he was a salesperson for two car dealerships. From January 1994 to March 1995, Mr. Grant was a principal of Grant & Associates, an industrial real estate company. From January 1993 to January 1994, he worked in corporate sales at Investors Title, a title insurance company. Mr. Grant was Vice President of Business Development at Continental Lawyers Land Title, a real estate title company, from 1982 to 1992. Mr. Grant declared personal bankruptcy under Chapter 7 of the federal Bankruptcy Code in 1995.

    DONALD R. WESTLAND has been Vice President of Technical Operations of the company since August 1997. From August 1996 to August 1997, Mr. Westland served as a consultant to the company. During the seven years before joining the company, Mr. Westland was a Senior Project Engineer for Rubbermaid Inc. Mr. Westland declared personal bankruptcy under Chapter 7 of the federal Bankruptcy Code in 1997.

    DONALD L. HEJMANOWSKI has been a director of the company since August 1996. Mr. Hejmanowski is President and a director of Genesis Oil & Gas. He has held that position since April 1998. From 1990 to April 1998, Mr. Hejmanowski worked as an independent corporate finance consultant, assisting companies with financing, corporate strategy and financial public relations. From August 1996 to February 1997, Mr. Hejmanowski was employed by the company as investor relations manager.

    BRIAN A. SMITH is the principal shareholder of Design Base Los Angeles, Inc. Following our anticipated acquisition of Design Base, we expect that Mr. Smith will become our President and Chief Operating Officer and Mr. Weisdorn will be named Chief Executive Officer. Mr. Smith has been President and Chief Executive Officer of Design Base since August 1993. He has managed the company as an independent business since January 1995. Before 1993, Mr. Smith held several positions in the print catalog production industry and other retail-related positions.

    All members of the board of directors hold office until the next annual meeting of shareholders and the election and qualification of their successors, or until death, resignation, or removal. Officers serve at the discretion of the board of directors. There are no family relationships among any of our directors and executive officers.

BOARD COMMITTEES

    Currently, the Board of Directors has not created any committees. We will create an audit committee and a compensation committee upon completion of this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In the last fiscal year, our Board of Directors did not have a compensation committee. Compensation decisions with respect to executive officers were made by Lawrence Weisdorn.

EXECUTIVE COMPENSATION

DIRECTORS' COMPENSATION

    Directors are reimbursed for the expenses they actually incur in attending board meetings. We expect to implement an option program for non-employee directors. Directors are not paid a fee for their service or attendance at board meetings.

EXECUTIVE OFFICERS' COMPENSATION

    The following table sets forth certain information regarding compensation paid during our fiscal years ended June 30, 1997 and 1998 to our President. No other executive officer received salary and bonus in excess of $100,000 in those years.

                           SUMMARY COMPENSATION TABLE

                                                                                                   ANNUAL COMPENSATION
                                                                                                 ------------------------
NAME AND PRINCIPAL POSITION                                                             YEAR     SALARY($)    BONUS($)
------------------------------------------------------------------------------------  ---------  ---------  -------------
Lawrence Weisdorn, President........................................................       1998  $  48,000    $       0
                                                                                           1997  $  41,000    $       0

STOCK OPTION GRANTS AND EXERCISES

    We have adopted a 1999 Stock Option Plan, authorizing the grant of options to purchase up to 1,000,000 shares of common stock. The plan was adopted to promote and advance the interests of 3Dshopping.com and its shareholders by:

    - enabling us to attract, retain and reward managerial and other key employees, non-employees and directors; and

    - strengthening the mutuality of interests between participants in the plan and the shareholders in our long-term growth, profitability and financial success by offering stock options.

    We have not granted options to Mr. Weisdorn.

CERTAIN TRANSACTIONS

    We sublease approximately 425 square feet of office space from Donald Westland, an executive officer of the company. The rent on this sublease is $700 per month. We believe this is a competitive lease rate for similar real estate in the area where the office is located. Mr. Westland also maintains a Web site at which he includes a link to our Web sites. We pay him a fee of $800 per month for that link.

    Our company was founded by Lawrence Weisdorn in August 1996. At the time of our inception, Mr. Weisdorn was the principal shareholder of Samuel Hamann Graphix, Inc., a development stage company that had been in existence for about one year at that time. We acquired property, equipment and other prepaid assets from Samuel Hamann Graphix. In return for these assets, we assumed some payroll and other liabilities of Samuel Hamann Graphix and liabilities of Mr. Weisdorn in the amount of $18,500. The purchase price was allocated to the tangible assets at their original cost. The balance of $5,306 was attributed to research and development.

    From August 1996 to June 30, 1998, Mr. Weisdorn and his father advanced a total of $178,683 to our company. These advances were made in the form of loans on which we pay annual interest of 7%. In fiscal 1998, the Weisdorns advanced $108,860. We have repaid $118,095 of this indebtedness from inception to June 30, 1998 and on that date, we owed the Weisdorns a total of $60,588. We expect to repay all sums owing to Mr. Weisdorn and his father with the proceeds of this offering.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information, as of March 1, 1999, and as of that date as adjusted to reflect the sale of the 1,750,000 units offered hereby, with respect to the beneficial ownership of the common stock by (1) each shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock; (2) each of our directors; (3) the executive officer named in the Summary Compensation Table; and (4) all current executive officers and directors as a group. The address of each person listed below is: c/o 3Dshopping.com, 517 Boccaccio Avenue, Venice, California 90291. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable on exercise of currently exercisable or convertible securities or securities exercisable or convertible within 60 days of March 1, 1999 are deemed beneficially owned and outstanding for computing the percentage owned by the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Except as modified by applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite that shareholder's name.

                                                                      SHARES          PERCENT OF SHARES OUTSTANDING
                                                                   BENEFICIALLY     ----------------------------------
NAME OF BENEFICIAL OWNER                                               OWNED         BEFORE OFFERING   AFTER OFFERING
---------------------------------------------------------------  -----------------  -----------------  ---------------
Lawrence Weisdorn..............................................         700,000              19.2%             13.0%
Donald L. Hejmanowski..........................................         250,000               6.9               4.6
Robert J. Grant................................................         117,000               3.2               2.1
All Executive Officers and Directors as a Group (4 persons)....       1,164,000              31.3%             21.3%

    The shares beneficially owned by each of Mr. Grant and another executive officer include 37,000 shares subject to immediately exercisable options as of March 1, 1999.

                           DESCRIPTION OF SECURITIES

    As of the date of this prospectus, our authorized capital stock consists of 10,000,000 shares of common stock and 5,000,000 shares of preferred stock.

UNITS

    Each unit consists of one share of common stock and one warrant. The common stock and warrants will become immediately separately transferable following this offering.

COMMON STOCK

    As of March 1, 1999, there were 3,645,746 shares of common stock outstanding held of record by approximately 60 shareholders. There will be 5,395,746 shares of common stock outstanding after giving effect to the sale of the 1,750,000 units we are offering.

    Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Upon giving proper notice, shareholders have rights to cumulate their votes in the election of directors under the California General Corporation Law.

    Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to receive such lawful dividends as the board of directors may declare from time to time. In the event we liquidate, dissolve or wind up, and subject to the rights of the holders of outstanding shares of preferred stock, the holders of shares of common stock will be entitled to receive PRO RATA all of our remaining assets available for distribution to our shareholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and shares of common stock to be issued pursuant to this offering will be, upon issuance, fully paid and nonassessable.

WARRANTS

    Each warrant will entitle the holder to purchase one share of common stock
at an exercise price of $               per share (150% of the initial public
offering price of the units). The warrants will generally be exercisable at any time for five years after the date of this prospectus, unless earlier redeemed. The warrants are redeemable by us, at a price of $0.25 per warrant, upon 30 days' prior written notice, if the closing bid price defined in the Warrant Agreement, which we describe below, per share of the common stock for the 10 consecutive trading days immediately preceding the date of notice of redemption
equals or exceeds $       (200% of the initial public offering price of the
units). If we give notice of our intention to redeem, a holder will have the choice either to sell or exercise his or her warrants before the date specified in the redemption notice or to accept the redemption price.

    The warrants will be issued in registered form under a warrant agreement between us and Interwest Transfer Company, as warrant agent. The shares of common stock underlying the warrants, when issued upon exercise of a warrant, will be fully paid and nonassessable, and we will pay any transfer tax incurred as a result of the issuance of common stock to the holder upon its exercise.

    The warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. These adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. We are not required to issue fractional shares upon the exercise of a warrant. The holder of a warrant will not possess any rights as our shareholder until he or she exercises the warrant.

    A warrant may be exercised upon surrender of the warrant certificate on or before the expiration or redemption date of the warrant at the offices of the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to the order of 3Dshopping.com) for the number of shares with respect to which the warrant is being exercised.

    For a holder to exercise the warrants, there must be a current registration statement in effect with the Securities and Exchange Commission and qualification in effect under applicable state securities laws (or applicable exemptions from state qualification requirements) with respect to the issuance of common stock or other securities underlying the warrants. We have agreed to use all commercially reasonable efforts to cause a registration statement with respect to such securities under the Securities Act to be filed and to become and remain effective in anticipation of and before the exercise of the warrants and to take such other actions under the laws of various states as may be required to cause the sale of common stock or other securities upon exercise of warrants to be lawful. Under certain circumstances, we may redeem the warrant by paying to the holder cash equal to the difference between the market price of the common stock on the exercise date and the exercise price of the warrant. We will not be required to honor the exercise of warrants if, in the opinion of our board of directors with the advice of counsel, the sale of securities upon exercise would be unlawful.

    The foregoing discussion of material terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrant agreement, the form of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

    For the life of the warrants, the holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock underlying the warrants. The warrant holders may be expected to exercise their warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we could obtain additional capital during the life of the warrants may be adversely affected.

PREFERRED STOCK

    No shares of preferred stock are outstanding. As of the date of this prospectus, our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including

    - voting rights,

    - terms of redemption,

    - redemption prices,

    - liquidation preferences,

    - dividend preferences,

    - conversion rights,

    - number of shares constituting any series or

    - the designation of such series.

Although it presently has no intention to do so, our board of directors, without shareholder approval, could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. This provision may be deemed to have a potential anti-takeover effect and the issuance of the preferred stock in accordance with such provision may delay or prevent a change of control of 3Dshopping.com.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussions set forth certain federal income tax consequences, under current law, relating to the purchase and ownership of the units and the underlying common stock and warrants. The discussion is a summary and does not purport to deal with all aspects of federal taxation that may be applicable to an investor, nor does it consider specific facts and circumstances that may be relevant to a particular investor's tax position. Some holders, such as dealers in securities, insurance companies, tax exempt organizations, foreign persons and those holding common stock or warrants as part of a straddle or hedge transaction, may be subject to special rules that are not addressed in this discussion. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and on administrative and judicial interpretations as of the date hereof, all of which are subject to change. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THIS OFFERING, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ALLOCATION OF PURCHASE PRICE

    Each unit as a whole will have a tax basis equal to the cost of the unit. The measure of income or loss from some of the transactions described below depends on the tax basis in each of the warrant and the common stock comprising the unit. The tax basis for each of the warrant and the common stock will be determined by allocating the cost of the unit between the securities that comprise the unit in proportion to the relative fair market values of these elements at the time of acquisition.

EXERCISE AND SALE OF WARRANTS

    No gain or loss will be recognized by a holder of a warrant on the purchase of shares of common stock for cash on an exercise of a warrant, except that gain will be recognized to the extent cash is received in lieu of fractional shares. The tax basis of common stock received upon exercise of a warrant will equal the sum of the holder's tax basis for the exercised warrant and the exercise price. The holding period of the common stock acquired will begin on the date the warrant is exercised and the common stock is purchased. It does not include the period during which the warrant was held.

    Gain or loss from the sale or other disposition of a warrant, or loss in the event the warrant expires unexercised, other than on a redemption by us, will be capital gain or loss to its holder if the common stock to which the warrant relates would have been a capital asset in the hands of such holder. This capital gain or loss will be long-term capital gain or loss if the holder has held the warrant for more than one year at the time of the sale, disposition or lapse. On the redemption of a warrant by us, the holder generally will realize capital gain or loss.

SALE OF COMMON STOCK

    The sale of common stock should generally result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized and such holder's tax basis in the common stock. If the common stock constitutes a capital asset in the hands of the holder, gain or loss upon the sale of the common stock will be characterized as long-term or short-term capital gain or loss, depending on whether the common stock has been held for more than one year.

EXPIRATION OF WARRANTS WITHOUT EXERCISE

    If a holder of a warrant allows it to expire without exercise, the expiration will be treated as a sale or exchange of the warrant on the expiration date. The holder will have a loss equal to the amount of such holder's tax basis in the lapsed warrant. If the warrant constitutes a capital asset in the hands of the holder, the loss will be characterized as long-term or short-term capital loss, depending on whether the warrant was held for more than one year.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

    Interwest Transfer Company will serve as the Transfer Agent and Registrar for the common stock and warrant agent for the warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, our common stock was thinly traded on the NASD OTC Bulletin Board under the symbol "PGRX". Future sales of substantial amounts of common stock in the public market or the prospect of such sales could adversely effect prevailing market prices.

    Upon completion of this offering, 5,395,746 shares of common stock will be outstanding. Of these shares, the 1,750,000 shares issued as part of the units will be freely tradable without restriction under the Securities Act, unless purchased by an "affiliate" of the company, as that term is defined in Rule 144 under the Securities Act. In addition, 2,297,746 shares that were previously issued under Rule 504 under the Securities Act will be freely tradable without restriction. The remaining 1,348,000 shares outstanding after completion of this offering are "restricted securities" or held by "affiliates" as defined in Rule
144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration, including an exemption under Rule 144.

    Our company, our directors, officers and shareholders who beneficially own more than five percent of our outstanding common stock have agreed that, for one year following the date of this prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of common stock without the consent of Paulson Investment Company, Inc. Officers and directors may make intra-family transfers or transfers to trusts for estate planning purposes. Upon expiration of these agreements, 1,067,000 of these shares will be eligible for immediate resale in the public market subject to the limitations of Rule 144.

    In general under Rule 144, a person, including an "affiliate" of the company, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock (approximately 53,957 shares immediately following this offering) or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are subject to manner of sale restrictions, notice requirements and the availability of current public information about us. Rule 144(k) provides that a person who is not an "affiliate" of the issuer at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell those shares at any time without compliance with the public information, volume limitation, manner of sale and notice provisions of Rule 144.

    As of February 28, 1999, immediately exercisable options to purchase 323,000 shares of common stock were outstanding. These options were granted before we adopted our 1999 Stock Option Plan and under written compensation agreements with some of our employees and consultants under the exemption provided by Rule
701. To the extent these options are exercised, the underlying common stock will become freely tradable 90 days after the date of this prospectus subject to the manner of sale requirements of Rule 144.

    We have reserved 1,000,000 shares for issuance upon the exercise of options under our 1999 Stock Option Plan. We intend to file as soon as practicable following completion of this offering a registration statement on Form S-8 under the Securities Act covering these shares of common stock. See "Management--Stock Option Plan." The registration statement will become effective immediately upon filing, whereupon, subject to the satisfaction of applicable exercisability periods, Rule 144 volume limitations applicable to affiliates and, in some cases, the agreements with the representative of the underwriters referred to above, shares of common stock to be issued upon exercise of outstanding options granted pursuant to the Stock Option Plan will be available for immediate resale in the open market. No options have been granted under the 1999 Stock Option Plan as of the date of this prospectus.

    As of February 28, 1999, immediately exercisable warrants to purchase 239,333 shares of common stock were outstanding. These warrants were issued under a written compensation agreement with a consultant under the exemption provided by Rule 701. To the extent these warrants are exercised, the underlying common stock will become freely tradable 90 days after the date of this prospectus subject to the manner of sale requirements of Rule 144.

    An additional 2,187,500 shares of common stock may become available for resale upon exercise of the underwriters' over-allotment option, the warrants and the representative's warrant.

    Some holders of our common stock and warrants to purchase our common stock have registration rights. These people hold 346,000 restricted shares of common stock and immediately exercisable warrants to purchase restricted common stock. Under some conditions, these people may request that we register these shares with the Securities and Exchange Commission. Once these shares are registered, they will be freely tradable.

                                  UNDERWRITING

    The underwriters named below for whom Paulson Investment Company, Inc. is acting as representative, have severally agreed, under the terms and conditions of an underwriting agreement with us and the underwriters, to purchase from us, and we have agreed to sell to them, the number of units set forth in the table below at the price set forth on the cover page of this prospectus.

                                                                                                       NUMBER OF
UNDERWRITER                                                                                              UNITS
-----------------------------------------------------------------------------------------------------  ----------
Paulson Investment Company, Inc......................................................................

                                                                                                       ----------
    Total............................................................................................   1,750,000
                                                                                                       ----------
                                                                                                       ----------

    The underwriting agreement provides that the obligations of the underwriters to purchase the units are subject to conditions. If any units are purchased, the underwriters are committed to purchase all of the 1,750,000 units offered by this prospectus, but not the 262,500 units subject to their over-allotment option.

    The representative has advised us that the underwriters propose to offer the units to the public at the initial public offering price set forth on the cover page of this prospectus and to selected dealers at that price minus a concession within the discretion of the representative, and that the underwriters and the selected dealers may reallow a concession to other dealers, including the underwriters, within the discretion of the representative. After the initial public offering of the units, the public offering price, the concessions to selected dealers and the reallowance to other dealers may be changed by the representative.

    We have granted the underwriters an option, expiring at the close of business 45 days after the date of this prospectus, to purchase up to 262,500 additional units from us on the same terms as apply to the sale of the units set forth above. The underwriters may exercise the option only to cover over-allotments incurred in the sale of the units.

    The representative has informed us that it does not expect the underwriters to confirm sales of units on a discretionary basis.

    Until the distribution of the units is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and some selling group members to bid for and purchase the securities. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of the common stock and/or warrants. These transactions include bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock and/or warrants. If the underwriters create a short position in the units in connection with this offering, I.E., if they sell more units than are set forth on the cover page of this prospectus, the representative may reduce that short position by purchasing common stock and warrants in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

    The representative may also impose a penalty bid on underwriters and selling group members. This means that if the representative purchases units in the open market to reduce the underwriters' short position or to stabilize the price of the common stock and/or warrants, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those securities as part of this offering.

    In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither we nor the underwriters make any representation or predictions as to the direction or magnitude of any effect the transactions described above may have on the price of the common stock and/or warrants. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The underwriting agreement provides for indemnification between us and the underwriters against some liabilities, including liabilities under the Securities Act of 1933 and for contribution by us and the underwriters to payments that may be required to be made in respect of those liabilities. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons under the agreement between us and the underwriters, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    We have agreed to pay the representative a nonaccountable expense allowance equal to two percent of the gross proceeds from the sale of units.

    We have agreed to issue to the representative warrants that entitle the
holder to purchase up to 175,000 units at an exercise price of $      per unit.
The representative's warrants are not transferable for one year from the date of issuance, except to individuals who are either a partner or an officer of an underwriter, by will or by the laws of descent and distribution. The representative's warrants are not redeemable by us. We have agreed to maintain an effective registration statement with respect to the issuance of the securities underlying the representative's warrants, if necessary, to allow their public resale without restriction, at all times during the period in which the representative's warrants are exercisable, beginning one year after the date of this prospectus. Such securities are being registered on the registration statement of which this prospectus is a part.

    We have agreed that, for a period of one year following the completion of this offering, we generally will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any of our common stock without the consent of the representative. Our officers, directors and the holders of 5% or more of our outstanding common stock (aggregating 1,067,000 shares) have agreed that for a period of one year following this offering, they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any of our common stock, other than intra-family transfers or transfers to trusts for estate planning purposes, without the consent of the representative, which will not be unreasonably withheld. After the one year period, these persons will give the representative prior notice of sales under Rule 144 for five years from the date of this prospectus.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for us by Stoel Rives LLP, Portland, Oregon. Certain legal matters in connection with the offering will be passed upon for the underwriters by Grover T. Wickersham, P.C., Palo Alto, California.

                                    EXPERTS

    The balance sheet as of June 30, 1998, and the statements of operations, stockholders' deficit, and cash flows for the eleven months ended June 30, 1997 and the year ended June 30, 1998, have been audited by Friedman, Minsk, Cole & Fastovsky, independent certified public accountants, as set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We are not a reporting company under the Securities Exchange Act of 1934. We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the units, common stock and warrants. This prospectus omits some information contained in the registration statement and its exhibits, as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, you should review the registration statement and its exhibits, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, NY 10048, and the Kluczynski Federal Building, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC, upon payment of prescribed fees. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information about registrants that file electronically with the SEC, including the registration statement. The address of the SEC's World Wide Web site is HTTP://WWW.SEC.GOV.

    Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

                                 3DSHOPPING.COM

                                     INDEX

                                                                                                             PAGE
                                                                                                           ---------
Report of Independent Certified Public Accountants.......................................................        F-2

Financial Statements:

Balance Sheets as of June 30, 1998 and December 31, 1998 (Unaudited).....................................        F-3

Statements of Operations for the period August 1, 1996 (Inception) through June 30, 1997, for the year ended June 30, 1998, for the period August 1, 1996 (Inception) through June 30, 1998 and for the six
  months ended December 31, 1997 and 1998 (unaudited)....................................................        F-4

Statement of Shareholders' Deficit for the period August 1, 1996 (Inception) through December 31, 1998...        F-5

Statements of Cash Flows for the period August 1, 1996 (Inception) through June 30, 1997, for the year ended June 30, 1998, for the period August 1, 1996 (Inception) through June 30, 1998 and for the six
  months ended December 31, 1997 and 1998 (unaudited)....................................................        F-6

Notes to Financial Statements--June 30, 1997 and 1998....................................................     F-7-16

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS

  3DSHOPPING.COM

    We have audited the accompanying Balance Sheet of 3Dshopping.com (a development stage enterprise) as of June 30, 1998 and the related Statements of Operations, Shareholders' Deficit, and Cash Flows for the period from August 1, 1996 (Inception) to June 30, 1997, the year ended June 30, 1998 and for the period from August 1, 1996 (Inception) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 3Dshopping.com (a development stage enterprise) as of June 30, 1998 and the results of its operations and its cash flows for the period from August 1, 1996 (Inception) to June 30, 1997, the year ended June 30, 1998 and from August 1, 1996 (Inception) to June 30, 1998 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FRIEDMAN, MINSK, COLE & FASTOVSKY
--------------------------------------------------
Friedman, Minsk, Cole & Fastovsky
Los Angeles, California
January 15, 1999, except for Notes 9 and 12 as to
which the date is March 9, 1999

                                 3DSHOPPING.COM

                                 BALANCE SHEETS

                                                                      JUNE 30,    DECEMBER
                                                                        1998      31, 1998
                                                                     ----------  ----------
                                                                                 (UNAUDITED)
                                          ASSETS

Current assets:
  Cash and cash equivalents........................................  $  144,564  $  112,062
  Accounts receivable..............................................       4,999      15,264
  Contracts in progress............................................      --          10,797
  Prepaid expenses.................................................      13,496       8,272
                                                                     ----------  ----------
    Total current assets...........................................     163,059     146,395
  Property and equipment-net.......................................      66,470     105,590
                                                                     ----------  ----------
    Total assets...................................................  $  229,529  $  251,985
                                                                     ----------  ----------
                                                                     ----------  ----------

                           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current maturities of capital lease obligation...................  $   --      $    5,293
  Notes payable--current...........................................     260,588     295,064
  Accounts payable.................................................      64,567      68,023
  Accrued expenses and other current liabilities...................       3,000      14,805
                                                                     ----------  ----------
    Total current liabilities......................................     328,155     383,185
  Capital lease obligation.........................................      --          12,052

Shareholders' deficit:
  Common Stock,no par value:10,000,000 shares authorized: 3,191,400
    (June) and 3,305,746 (December) shares issued and
    outstanding....................................................       3,191       3,306
  Additional paid-in capital.......................................   2,993,921   5,534,477
  Stock subscriptions received in advance..........................      --          53,750
  Stock subscriptions receivable...................................    (107,400)     (2,500)
  Accumulated deficit..............................................  (2,988,338) (5,732,285)
                                                                     ----------  ----------
    Total shareholders' deficit....................................     (98,626)   (143,252)
                                                                     ----------  ----------
    Total liabilities and shareholders' deficit....................  $  229,529  $  251,985
                                                                     ----------  ----------
                                                                     ----------  ----------

        The accompanying notes are an integral part of these statements.

                                 3DSHOPPING.COM

                            STATEMENTS OF OPERATIONS

                                             AUGUST 1,                    AUGUST 1,
                                               1996                         1996           SIX MONTHS ENDED
                                            (INCEPTION)    YEAR ENDED    (INCEPTION)         DECEMBER 31,
                                            TO JUNE 30,     JUNE 30,         TO        ------------------------
                                               1997           1998      JUNE 30, 1998     1997         1998
                                           -------------  ------------  -------------  ----------  ------------
                                                                                             (UNAUDITED)
Net revenues.............................   $   --        $     18,404   $    18,404   $      521  $     27,539
                                           -------------  ------------  -------------  ----------  ------------
Costs and expenses:
  Sales and marketing....................       973,283        473,665     1,446,948      148,092       822,338
  Research and development...............       294,360        170,259       464,619      107,748       281,675
  General and administrative.............       647,868        457,345     1,105,213      178,091     1,650,310
                                           -------------  ------------  -------------  ----------  ------------
    Total costs and expenses.............     1,915,511      1,101,269     3,016,780      433,931     2,754,323
                                           -------------  ------------  -------------  ----------  ------------
  Loss from operations...................     1,915,511      1,082,865     2,998,376      433,410     2,726,784
  Interest expense.......................         3,089         10,373        13,462        2,450        17,163
  Other income...........................        10,000         13,500        23,500       13,500       --
                                           -------------  ------------  -------------  ----------  ------------
    Net loss.............................   $ 1,908,600   $  1,079,738   $ 2,988,338   $  422,360  $  2,743,947
                                           -------------  ------------  -------------  ----------  ------------
                                           -------------  ------------  -------------  ----------  ------------
Net loss per share.......................   $      0.59   $       0.28   $      0.85   $     0.11  $       0.68
                                           -------------  ------------  -------------  ----------  ------------
                                           -------------  ------------  -------------  ----------  ------------
Weighted average number of shares used in
  computing net loss per share...........     3,210,651      3,823,228     3,530,256    3,686,644     4,015,416
                                           -------------  ------------  -------------  ----------  ------------
                                           -------------  ------------  -------------  ----------  ------------

        The accompanying notes are an integral part of these statements.

                                 3DSHOPPING.COM

                       STATEMENT OF SHAREHOLDERS' DEFICIT

                                            COMMON STOCK       ADDITIONAL      STOCK         STOCK
                                       ----------------------    PAID-IN    SUBSCRIPTIONS SUBSCRIPTIONS ACCUMULATED
                                        SHARES      AMOUNT       CAPITAL     RECEIVABLE    IN ADVANCE     DEFICIT        TOTAL
                                       ---------  -----------  -----------  ------------  ------------  ------------  -----------
Sales of Common Stock................    707,333   $     707   $   591,043   $  (83,375)                              $   508,375
Issuance of Common Stock for
  services...........................  1,820,000       1,820     1,363,180                                              1,365,000
Costs of stock offering..............                              (15,931)                                               (15,931)
Stock subscriptions received in
  advance............................                                                      $   39,500                      39,500
Net loss.............................     --          --           --            --            --        $(1,908,600)  (1,908,600)
                                       ---------  -----------  -----------  ------------  ------------  ------------  -----------
Balance at June 30, 1997.............  2,527,333       2,527     1,938,292      (83,375)       39,500    (1,908,600)      (11,656)
Prior stock subscriptions received...                                            83,375                                    83,375
Issuance of Common Stock for
  services...........................     35,700          36        59,293                                                 59,329
Sales of Common Stock................    289,933         290       419,960     (181,775)      (39,500)                    198,975
Net loss.............................     --          --           --            --            --          (422,360)     (422,360)
                                       ---------  -----------  -----------  ------------  ------------  ------------  -----------
Balance at December 31, 1997
  (unaudited)........................  2,852,966       2,853     2,417,545     (181,775)       --        (2,330,960)      (92,337)
Issuance of Common Stock for
  services...........................     33,000          33        43,851                                                 43,884
Sales of Common Stock................    305,434         305       343,444       74,375                                   418,124
Costs of stock offering..............                              (29,374)                                               (29,374)
Fair market value of stock options...                              218,455                                                218,455
Net loss.............................     --          --           --            --            --          (657,378)     (657,378)
                                       ---------  -----------  -----------  ------------  ------------  ------------  -----------
Balance at June 30, 1998.............  3,191,400       3,191     2,993,921     (107,400)                 (2,988,338)      (98,626)
Stock subscriptions received.........                                           107,400        53,750                     161,150
Stock options exercised..............     59,000          59       249,941       (2,500)                                  247,500
Issuance of Common Stock for
  services...........................     25,000          25       306,225                                                306,250
Exercise of cashless warrants........     30,346          31           (31)                                               --
Employee stock options...............                            1,629,921                                              1,629,921
Non-employee stock options...........                              354,500                                                354,500
Net loss.............................     --          --           --            --            --        (2,743,947)   (2,743,947)
                                       ---------  -----------  -----------  ------------  ------------  ------------  -----------
Balance at December 31, 1998
  (unaudited)........................  3,305,746   $   3,306   $ 5,534,477   $   (2,500)   $   53,750    $(5,732,285) $  (143,252)
                                       ---------  -----------  -----------  ------------  ------------  ------------  -----------
                                       ---------  -----------  -----------  ------------  ------------  ------------  -----------

        The accompanying notes are an integral part of these statements.

                                 3DSHOPPING.COM

                            STATEMENTS OF CASH FLOWS

                                                    AUGUST 1,
                                                      1996                                       SIX MONTHS ENDED DECEMBER
                                                   (INCEPTION)                  AUGUST 1, 1996              31,
                                                   TO JUNE 30,    YEAR ENDED    (INCEPTION) TO   --------------------------
                                                      1997       JUNE 30, 1998   JUNE 30, 1998      1997          1998
                                                  -------------  -------------  ---------------  -----------  -------------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
Net loss........................................   $(1,908,600)  $  (1,079,738)  $  (2,988,338)  $  (422,360) $  (2,743,947)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization.................        20,822          40,333          61,155        20,418         23,207
  Gain on sale of assets........................       --               (1,049)         (1,049)      --
  Common Stock issued for services..............     1,365,808         103,213       1,469,021        59,329
  Options and warrants issued for services and
    compensation................................       --              218,455         218,455       --           2,290,646
Changes in assets and liabilities:
  Accounts receivable...........................          (719)         (4,280)         (4,999)       (1,221)       (10,265)
  Prepaid expenses..............................        (6,066)         (7,430)        (13,496)       (2,200)         5,224
  Contracts in progress.........................       --             --              --             --             (10,797)
  Accounts payable and other liabilities........        88,162         (20,595)         67,567       (50,768)        15,261
  Organization costs............................        (1,570)       --                (1,570)      --            --
                                                  -------------  -------------  ---------------  -----------  -------------
    Net cash used in operating activities.......      (442,163)       (751,091)     (1,193,254)     (396,802)      (430,671)
                                                  -------------  -------------  ---------------  -----------  -------------
Cash flows from investing activities:
  Acquisition of property and equipment.........      (114,270)        (13,250)       (127,520)       (9,827)       (62,327)
  Proceeds from sale of property................       --                2,514           2,514       --            --
                                                  -------------  -------------  ---------------  -----------  -------------
    Net cash used in investing activities.......      (114,270)        (10,736)       (125,006)       (9,827)       (62,327)
                                                  -------------  -------------  ---------------  -----------  -------------
Cash flows from financing activities:
  Proceeds from issuance of Common Stock........       547,067         700,474       1,247,541       282,100        408,675
  Costs of issuance of Common Stock.............       (15,931)        (29,374)        (45,305)      --
  Proceeds from issuance of debt................        22,728         237,860         260,588       124,824         34,476
  Capital lease.................................       --             --              --             --              17,345
                                                  -------------  -------------  ---------------  -----------  -------------
    Net cash provided by financing activities...       553,864         908,960       1,462,824       406,924        460,496
                                                  -------------  -------------  ---------------  -----------  -------------
    Net change in cash and cash equivalents.....        (2,569)        147,133         144,564           295        (32,502)
Cash and equivalents at beginning of period.....       --               (2,569)       --              (2,569)       144,564
                                                  -------------  -------------  ---------------  -----------  -------------
Cash and cash equivalents at end of period......   $    (2,569)  $     144,564   $     144,564   $    (2,274) $     112,062
                                                  -------------  -------------  ---------------  -----------  -------------
Cash paid during period for:
  Interest......................................   $     2,980   $       3,001   $       5,981   $     2,381  $       2,674
  Income taxes..................................       --                1,600           1,600           800            800
Stock and options issued as compensation and for
  services......................................     1,365,808         321,668       1,687,476        59,329      2,290,646

        The accompanying notes are an integral part of these statements.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO FINANCIAL STATEMENTS--JUNE 30, 1997 AND 1998

       (INFORMATION RELATING TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY

    3Dshopping.com, formerly Pi Graphix, Inc., (the "Company") commenced operations effective August 1, 1996. The Company was formed to design and develop high end internet applications using 3D modeling software and interactive databases. The company has developed and is beginning to implement and market to e-commerce retailers a Web-based marketing and merchandising system that incorporates sophisticated graphics and other audio-visual features.

    The Company was in the development stage through June 30, 1998 and its efforts through that time were principally devoted to organizational activities, raising capital and research and development efforts.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. The Company depreciates its property and equipment using the straight-line method. The principal useful lives in computing depreciation are as follows:

ASSET                                                                            USEFUL LIFE
------------------------------------------------------------------------------  --------------
Machinery and equipment.......................................................       3-5 Years
Furniture and fixtures........................................................      5-10 Years
Software......................................................................       1-3 Years

    INCOME TAXES

    The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities and operating losses available to offset future taxable income, using enacted tax rates in effect in the years in which the differences are expected to reverse.

    DEVELOPMENT COSTS

    Expenditures during the research and development stage are expensed as incurred. Development costs, including direct labor, incurred subsequent to establishing technological feasibility are capitalized. Development costs for each product are carried on the balance sheet at the lower of unamortized cost or net realizable value.

    ORGANIZATION COSTS

    In accordance with the provisions of Statement of Position 98-5, the Company expensed organization costs in the year ended June 30, 1998. For the year ended June 30, 1997, the Company amortized organization costs by the straight-line method over a five year period. The effect of the change in accounting is not material.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

       NOTES TO FINANCIAL STATEMENTS--JUNE 30, 1997 AND 1998 (CONTINUED)

       (INFORMATION RELATING TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LOSS PER SHARE OF COMMON STOCK

    The loss per share of common stock is based on the weighted average number of common shares outstanding during the period, in conformance with SFAS Statement 128 issued by the Financial Accounting Standards Board and nominal issuances of potential common shares as required by the Securities and Exchange Commission. Loss per common share assuming dilution has not been presented as the effect would be anti-dilutive.

    CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    REVENUE RECOGNITION

    Revenue for software products is recognized when an arrangement exists, the fee is determinable, collectibility is probable, and delivery has occurred. Revenue from maintenance services is recognized when the service has been performed.

    STOCK-BASED COMPENSATION

    The Company has adopted SFAS Statement 123 for stock-based compensation plans. This statement encourages companies to adopt a fair value approach to valuing stock options that would require compensation cost to be recognized based on the fair value of stock options granted.

    This statement also establishes fair value as the measurement basis for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    The financial information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for fair presentation of the financial position at such dates and the results of operations and cash flows for the periods then ended. Operating results for the six months ended December 31, 1998 are not necessarily indicative of results that may be expected for the entire year.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

       NOTES TO FINANCIAL STATEMENTS--JUNE 30, 1997 AND 1998 (CONTINUED)

       (INFORMATION RELATING TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

NOTE 2 GOING CONCERN

    The Company's continued existence is dependent upon its ability to obtain additional debt financing and equity capital until the Company's operations generate positive cash flow. Through June 30, 1998 the Company has incurred a net loss of $2,988,338 and has used net cash of $1,193,254 in its operating activities.

    Management believes that the collection of stock subscriptions, additional principal stockholder advances and deposits from customers will enable the Company to meet its obligations until it generates sufficient cash flow from sales.

NOTE 3 COMMON STOCK

    The Company issued 1,820,000 shares of common stock at a price of $0.001 per share on August 15, 1996 to its founders and certain key employees. The difference between the price paid ($0.001) and the estimated value of this stock ($0.75) was reported as compensation expense.

    The Company issued 462,333 shares of common stock at $0.75 per share between August 30, 1996 and November 26, 1996, 245,000 shares of common stock at $1.00 per share between June 24, 1997 and June 27, 1997 for cash, and 36,000 shares at $1.00 per share in exchange for financial and advisory business services. In accordance with recommendation 96-18 of the FASB's Emerging Issues Task Force, the shares issued were recorded over the period of the contract at the then current fair value when the shares were earned.

    The company issued 56,600 shares at $1.25 per share, 233,333 shares at $1.50 per share and 50,000 shares at $1.00 per share for cash, and 32,700 shares for services at $1.19 to $1.88 per share in the year ended June 30, 1998.

    The Company issued 255,434 shares for $1.15 per share from February through June 30, 1998. These shareholders also received warrants to purchase 127,717 additional common shares at $1.50 per share. The warrants expire one year after issue.

NOTE 4 STOCK OPTIONS

    (a) EMPLOYEE OPTIONS

    During the year ended June 30, 1998 the Company granted options to one employee and recognized compensation expense of $15,378 as the options were granted.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

       NOTES TO FINANCIAL STATEMENTS--JUNE 30, 1997 AND 1998 (CONTINUED)

       (INFORMATION RELATING TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

NOTE 4 STOCK OPTIONS (CONTINUED)
    A summary of the status of the Company's stock options as of June 30, 1998, and changes during the year then ended is as follows:

                                                                               WEIGHTED AVERAGE
                                                                     SHARES     EXERCISE PRICE
                                                                    ---------  -----------------
Outstanding at Beginning of Year..................................     --             --
Granted...........................................................     36,000      $    1.75
Exercised.........................................................     --             --
Forfeited.........................................................     --             --
                                                                    ---------          -----
Outstanding at End of Year........................................     36,000      $    1.75
                                                                    ---------          -----
Options exercisable at year-end...................................     --
Weighted-average fair value of options granted during
  the year........................................................  $     .43

    The following summarizes information about stock options at June 30, 1998:

                     OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
-------------------------------------------------------------  --------------------------------------
 RANGE OF                 WEIGHTED-AVERAGE                                        WEIGHTED AVERAGE
 EXERCISE      NUMBER        REMAINING      WEIGHTED-AVERAGE       NUMBER             EXERCISE
  PRICES     OUTSTANDING  CONTRACTUAL LIFE   EXERCISE PRICE      EXERCISABLE            PRICE
-----------  -----------  ----------------  -----------------  ---------------  ---------------------
1$.75......      36,000       18.5 months       $    1.75            --                  --

    The fair value of the option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1998:
Risk-free interest rate of 5.32 to 5.83%: Dividend yield of 0%: Expected life of
2.0 years: and Volatility of 61.4%.

    In July 1997 the directors authorized the adoption of an employee stock option plan a for total of 230,000 shares. 90,000 shares are designated for six named officers/directors/employees. The plan was revised in November 1998 and 225,000 options were granted to employees at that time.

    (b) NON-EMPLOYEE OPTIONS

    During the year ended June 30, 1998 the Company granted options and warrants to certain non-employees and recognized $203,077 of expense as the options were granted.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

       NOTES TO FINANCIAL STATEMENTS--JUNE 30, 1997 AND 1998 (CONTINUED)

       (INFORMATION RELATING TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

NOTE 4 STOCK OPTIONS (CONTINUED)
    A summary of the status of the Company's stock options and warrants as of June 30, 1998, and changes during the year then ended is as follows:

                                                                              WEIGHTED AVERAGE
                                                                    SHARES     EXERCISE PRICE
                                                                   ---------  -----------------
Outstanding at Beginning of Year.................................     --             --
Granted..........................................................    497,717      $    1.85
Exercised........................................................     --             --
Forfeited........................................................     --             --
                                                                   ---------          -----
Outstanding at End of Year.......................................    497,717      $    1.85
                                                                   ---------          -----
Options and warrants excisable at year year-end..................    497,717
Weighted-average fair value of options granted during the year...  $     .41

    The following summarizes information about non-employee stock options and warrants at June 30, 1998:

              OPTIONS AND WARRANTS OUTSTANDING                      OPTIONS EXERCISABLE
-------------------------------------------------------------  ------------------------------
 RANGE OF                 WEIGHTED-AVERAGE                                  WEIGHTED AVERAGE
 EXERCISE      NUMBER        REMAINING      WEIGHTED-AVERAGE     NUMBER         EXERCISE
  PRICES     OUTSTANDING  CONTRACTUAL LIFE   EXERCISE PRICE    EXERCISABLE        PRICE
-----------  -----------  ----------------  -----------------  -----------  -----------------
$ 1.25-3.00     497,717       23.4 months       $    1.85         370,000       $    1.45

    The fair value of the option or warrant grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1998: Risk-free interest rate of 5.32 to 5.45%: Dividend yield of 0%: Expected life of .67 to 2.4 years: and Volatility of 61.4%.

    Stock Options and Warrant activity during the six months ended December 31, 1998 is summarized as follows:

                                                                  NUMBER     WEIGHTED AVERAGE
                                                                OUTSTANDING   EXERCISE PRICE
                                                                -----------  -----------------
Balance at June 30, 1998......................................     533,717       $    1.84
  Granted.....................................................     270,000            2.33
  Exercised...................................................     (97,384)           3.06
Balance at December 31, 1998..................................     706,333            1.86

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

       NOTES TO FINANCIAL STATEMENTS--JUNE 30, 1997 AND 1998 (CONTINUED)

       (INFORMATION RELATING TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

NOTE 5 INCOME TAXES

    Deferred tax assets are comprised of the following:

                                                                                 JUNE 30, 1998
                                                                                 -------------
Federal net operating loss.....................................................   $   306,250
State net operating loss.......................................................       123,500
R & D credit carryforward......................................................        47,250
Property and equipment.........................................................         2,500
Stock Compensation.............................................................         4,500
Other..........................................................................           250
                                                                                 -------------
                                                                                      484,250
Less valuation allowance.......................................................      (484,250)
                                                                                 -------------
Net deferred tax asset.........................................................   $         0
                                                                                 -------------
                                                                                 -------------

    The valuation allowance increased by $185,500, 298,750 and $484,250 in the period from August 1, 1996 to June 30, 1997,the year ended June 30, 1998, and the period from August 1, 1996 to June 30, 1998, respectively.

    At June 30, 1998 the Company has incurred loss carryforwards for income tax purposes and earned research and development credits which expire as follows:

                                                        FEDERAL      STATE
                                                       ----------  ----------
NET OPERATING LOSSES
  Expiring................................       2002              $  531,000
                                                 2003                 865,000
                                                 2012  $  518,000
                                                 2013     858,000

RESEARCH AND DEVELOPMENT CREDITS
                                                 2012      17,000       3,800
                                                 2013      17,000       9,400

    The principal difference between the loss for financial statement and tax purposes is that approximately $182,000 and $1,363,000 compensation expense from the issuance of shares in 1998 and 1997, respectively (see Note 3) is not recognized as an expense for income tax purposes.

    The Internal Revenue Code contains provisions which may limit the loss carryforwards available if significant changes in stockholder ownership of the Company occur.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

       NOTES TO FINANCIAL STATEMENTS--JUNE 30, 1997 AND 1998 (CONTINUED)

       (INFORMATION RELATING TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

NOTE 6 NOTES PAYABLE

    Notes payable at June 30, 1998 is comprised of:

Note dated June 8, 1998 due December 8, 1998 with interest at 10%
  per annum. Convertible to common stock at $1.25 per share.......  $ 100,000
Note dated November 27, 1997 due May 22, 1998 with interest at 10%
  per annum. Convertible to common stock at $1.00 per share.......  $ 100,000
                                                                    ---------
                                                                    $ 200,000
                                                                    ---------
                                                                    ---------

    The notes were not paid when due and continue earning interest at 18% until paid.

NOTE 7 RELATED PARTY TRANSACTIONS

    The Company acquired the property and equipment and certain other prepaid assets and assumed certain payroll and other liabilities of Samuel Hamann Graphix, Inc. ("Hamann") from the Company's principal shareholder/president for $18,500.

    The purchase price was allocated to the tangible assets at their original cost, with the balance ($5,306) attributed to research and development which has been expensed.

    Hamann, a Public Company, was a Development Stage Corporation which had been in existence for approximately one year. A founder and principal shareholder of the Company was the principal shareholder of Hamann.

    The principal shareholder and a minor shareholder have advanced funds (including the $18,500 above) to the Company, at 7% per annum interest, which the Company has partially repaid. A director and minor shareholder has received consulting fees from the Company.

                                                                            AUGUST 1, 1996
                                                                            (INCEPTION) TO
                                                                               JUNE 30,
                                                           YEAR ENDED    ---------------------
                                                          JUNE 30, 1998    1997        1998
                                                          -------------  ---------  ----------
Advances by Shareholders................................   $   108,860   $  69,823  $  178,683
Repayment to Shareholders...............................        71,000      47,095     118,095
Interest on Advances....................................         2,427       2,972       5,399
Consulting Fees Paid....................................       --           60,540      60,540

    The balance due on the advances was $60,588 at June 30, 1998.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

       NOTES TO FINANCIAL STATEMENTS--JUNE 30, 1997 AND 1998 (CONTINUED)

       (INFORMATION RELATING TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

NOTE 8 PROPERTY AND EQUIPMENT

    Property and Equipment is comprised of:

                                                              JUNE 30, 1998  DECEMBER 31, 1998
                                                              -------------  -----------------
Machinery and Equipment.....................................   $    69,779      $   118,897
Furniture and Fixtures......................................        17,057           28,112
Software....................................................        38,173           40,327
                                                              -------------        --------
                                                                   125,009          187,336
Accumulated Depreciation....................................        58,539           81,746
                                                              -------------        --------
Net.........................................................   $    66,470      $   105,590
                                                              -------------        --------
                                                              -------------        --------

NOTE 9 COMMITMENTS AND CONTINGENT LIABILITIES

    LEASES

    The Company leases its office facilities under an operating lease, which expires May 31, 1999. Future minimum annual lease payments, as of June 30, 1998, were as follows:

YEAR ENDING
---------------------------------------------------------------
June 30, 1999..................................................  $  31,845
                                                                 ---------
Total..........................................................  $  31,845
                                                                 ---------
                                                                 ---------

    The monthly rent includes a standard charge for utilities. Rent expense for the period from August 1, 1996 through June 30, 1997, the year ended June 30, 1998, and the period from August 1, 1998 through June 30, 1998 amounted to $28,870, $35,325 and $64,195, respectively.

    Rent expense for the six months ended December 31, 1997 and 1998 amounted to $12,900 and $14,590, respectively.

    INSURANCE

    The Company did not have workers compensation insurance from April 9, 1998 to June 30, 1998 and was not covered for risks formerly covered by this policy. The policy was renewed effective July 1, 1998.

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

       NOTES TO FINANCIAL STATEMENTS--JUNE 30, 1997 AND 1998 (CONTINUED)

       (INFORMATION RELATING TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

NOTE 10 LOSS PER SHARE

    The loss per common share is determined by dividing the net loss for the period by the weighted average number of common shares outstanding during the period.

                                                                        AUGUST 1,                     AUGUST 1,
                                                                          1996                          1996
                                                                       (INCEPTION)                   (INCEPTION)
                                                                           TO         YEAR ENDED         TO
                                                                      JUNE 30, 1997  JUNE 30, 1998  JUNE 30, 1998
                                                                      -------------  -------------  -------------
Common Stock
Outstanding Beginning of Period(1)..................................             0      2,432,666              0
  Issued during the period(1).......................................     2,432,666        687,134      3,119,800
  End of the Period (1).............................................     2,432,666      3,119,800      3,119,800
  Nominal Issuances.................................................     1,064,233      1,064,233      1,064,233
Weighted Average number of shares...................................     2,276,022      2,913,554      2,608,647

------------------------

(1) net of stock subscriptions

    The Securities and Exchange Commission requires nominal issuances of potential common shares issued within one year prior to the Initial Public Offering filing date to be included in earnings per share calculations as if outstanding for all periods presented. These calculations include all such shares.

    Loss per common share assuming dilution has not been presented as the result would have been anti-dilutive.

    The following securities, which were not included because the result would have been anti-dilutive, could potentially dilute earnings per share in the future:

                                                                                      SHARES
                                                                                     ---------
Employee stock options.............................................................     36,000
Non-employee stock options and warrants issued for services........................    370,000
Stock warrants.....................................................................    127,717
Convertible notes payable..........................................................    180,000

    Subsequent to June 30, 1998 the following securities were issued which could potentially dilute earnings per share in the future:

Stock issued at par.................................................     25,000
Stock options issued for services...................................     75,000
Employee stock options..............................................      2,000

                                 3DSHOPPING.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

       NOTES TO FINANCIAL STATEMENTS--JUNE 30, 1997 AND 1998 (CONTINUED)

       (INFORMATION RELATING TO DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

NOTE 11 FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of financial instruments for which a fair value can be determined are as follows. Fair value approximates carrying amount because of the short term maturity of these instruments:

                                                                                             CARRYING      FAIR
                                                                                              AMOUNT      VALUE
                                                                                            ----------  ----------
Financial Assets
  Cash....................................................................................  $  144,564  $  144,564
  Other receivable........................................................................       3,176       3,176
  Accounts Receivable.....................................................................       1,823       1,823
Financial Liabilities
  Accounts payable and accrued expenses...................................................      67,567      67,567
  Shareholder loan........................................................................      60,588      60,588
  Notes payable...........................................................................     200,000     200,000

NOTE 12 SUBSEQUENT EVENTS

    Effective March 10, 1999 the Company amended its Articles of Incorporation to change the Company's name to 3Dshopping.com, authorize 5,000,000 shares of a class of Preferred Stock, and to eliminate the par value of its Common Stock.

    In addition, effective February 21, 1999, the Company approved the adoption of a Stock Option Plan and reserved 1,000,000 shares of Common Stock for issuance under the plan.

    In February 1999 the noteholders converted notes payable of $200,000 and accrued interest of $17,200 into 196,000 shares of Common Stock at $1 and $1.15 per share.

                                1,750,000 UNITS

                                 3DSHOPPING.COM

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                        PAULSON INVESTMENT COMPANY, INC.

                                          , 1999

    YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, UNITS ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR SECURITIES.

    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE UNITS OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

    UNTIL             , 1999, ALL DEALERS THAT BUY, SELL OR TRADE IN OUR
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, excluding the representative's nonaccountable expense allowance, all of which expenses will be paid by the Registrant::

SEC registration fee..............................................................  $  22,951
NASD filing fees..................................................................      8,756
Accounting fees and expenses......................................................     40,000*
Legal fees and expenses...........................................................    125,000*
Printing and related expenses.....................................................     80,000*
Blue sky legal fees and expenses..................................................      5,000*
Transfer agent and expenses.......................................................      2,000*
Miscellaneous expenses............................................................     16,293*
                                                                                    ---------
    Total.........................................................................  $ 300,000*
                                                                                    ---------
                                                                                    ---------

------------------------

*   Estimated expenses

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The California Corporations Code provides for the indemnification of directors, officers, employees and agents of the corporation under the circumstances as set forth in section 317. Section 317 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

    Whether or not indemnification may be paid in a particular case depends on whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

    If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

    If the agent loses or settles a suit brought by or on behalf of the corporation, his or her right to indemnification is more limited. If he or she is adjudged liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in addition, that he or she acted with the care, including reasonable inquiry, of an ordinarily prudent person.

    The indemnification discussed above may be authorized by a majority vote of the disinterested directors or shareholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought. The Company's Board of Directors makes all decisions regarding the indemnification of its officers and directors on a case-by-case basis.

    Any provision in the corporation's Articles of Incorporation or Bylaws or contained in a shareholder or director resolution that indemnifies its officers or directors must be consistent with section 317. Moreover, such a provision may prohibit permissive, but not mandatory, indemnification as described above. Last, a corporation has the power to purchase indemnity insurance for its agents even if it would not have the power to indemnify them.

    The Company's articles authorize the board of directors to provide indemnification of its agents through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by section 317, subject to the limits on such excess indemnification set forth in section 204 of the California Corporations Code.

    Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Within the last three years, the Registrant has issued and sold the following unregistered securities on the dates and for the consideration indicated:

    In 1996, the Company issued 2,282,233 shares of common stock for cash at prices ranging from $.01 to $.75 a share, in a total amount of $348,750. These shares of common stock were issued in reliance on the exemption from registration provided by Rule 504 under Section 3(b) of the Securities Act.

    In 1997, the Company issued 570,933 shares of common stock for cash at prices ranging from $1 to $1.50 a share, in a total amount of $701,750. These shares of common stock were issued in reliance on the exemption from registration provided by Rule 504 under Section 3(b) of the Securities Act.

    In 1998, the Company issued 305,434 shares of common stock for cash at prices ranging from $1 to $1.50 a share, in a total amount of $343,750. These shares of common stock were issued in reliance on the exemption from registration provided by Rule 504 under Section 3(b) of the Securities Act.

    In 1999, the Company issued 196,000 shares of common stock upon conversion of two convertible promissory notes of the Company, issued in November 1998 and June 1998, respectively, each in the principal amount of $100,000. The shares issued were valued at prices ranging from $1 to $1.50 a share, for a total amount of $217,200. The notes were issued pursuant to Section 4(2) of the Securities Act and the underlying shares of common stock were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

    In 1997, the Company issued 17,700 shares of common stock at prices ranging from $1.25 to $1.50 a share in exchange for services, in an aggregate amount of $22,875. These shares of common stock were issued in reliance on the exemption from registration provided by Rule 504 under Section 3(b) of the Securities Act.

    In 1998, the Company issued 15,000 shares of common stock at a price of $1.50 a share in exchange for services, in an aggregate amount of $21,000. These shares of common stock were issued in reliance on the exemption from registration provided by Rule 504 under Section 3(b) of the Securities Act.

    In 1998, the Company issued 25,000 shares of common stock for cash and services in an aggregate amount of $306,250. These shares of common stock were issued in reliance on the exemption for registration provided by Rule 701.

    In 1998, the Company issued 89,346 shares of common stock pursuant to the exercise of options and warrants at an exercise price ranging from $1.25 to $7.75 a share. The options and underlying shares of common stock were issued in reliance on the exemption from registration provided by Rule 701.

    In 1999, the Company issued 144,000 shares of common stock pursuant to the exercise of options at an exercise price ranging from $1.25 to $9.00 a share. The options and underlying shares of common stock were issued in reliance on the exemption from registration provided by Rule 701.

ITEM 16. EXHIBITS

    1.1(1)    Form of Underwriting Agreement

  3.1.1(1)    Amended and Restated Articles of Incorporation of the Registrant

    3.2(1)    Amended and Restated Bylaws of the Registrant

    4.1(2)    Specimen Common Stock Certificate

    4.2(1)    Form of Warrant Agreement among the Registrant and Interwest Transfer
              Company, as Warrant Agent, including the form of Warrant

    4.3(1)    Form of Representative's Warrants

    5.1(2)    Opinion of Stoel Rives LLP

   10.1(1)(3) Website Design and Promotion Agreement dated April 22, 1998 between the Registrant and MediaOne, Inc.

   10.2(1)    Website Design, Build and Maintain Agreement dated September 24, 1998 between the Registrant and Leavens Awards Co., Inc.

   10.3(1) Contract for Internet Consulting Services dated February 10, 1999 between the Registrant and Fish Interactive

   10.4(1)    Letter Agreement dated February 5, 1999 between the Registrant and
              Shandrick International, Inc.

   10.5(1)    Lease Agreement dated April 16, 1996 between the Registrant and
              Perloff/Webster

   10.6(1)    Commercial Sub-Lease Agreement dated December 3, 1998 between the
              Registrant and Westland Network

   23.1(1)    Consent of Friedman, Minsk, Cole & Fastovsky, independent auditors

   23.2(2)    Consent of Stoel Rives LLP (included in Exhibit 5.1)

   24.1       Power of Attorney (see page II-5 of the originally-filed Registration
              Statement)

   27.1(1)    Financial Data Schedule

------------------------

(1) Filed herewith.

(2) To be filed by amendment.

(3) Certain portions of this Exhibit have been omitted based upon a request for confidential treatment; such portions have been filed separately with the Commission.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes:

    (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

        (iii) Include additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That for purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (4) That for purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) To provide the underwriters, at the closing specified in the underwriting agreement certificates representing the units in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Venice, California, on March 19, 1999.

                                3DSHOPPING.COM

                                BY:            /S/ LAWRENCE WEISDORN
                                     -----------------------------------------
                                                 LAWRENCE WEISDORN
                                                     PRESIDENT

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lawrence Weisdorn and Robert J. Grant, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-1, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

       /s/ LAWRENCE WEISDORN         President and Director       March 19, 1999
----------------------------------     (Principal Executive
         Lawrence Weisdorn             Officer)

        /s/ ROBERT J. GRANT          Treasurer and Secretary and  March 19, 1999
----------------------------------     Director
          Robert J. Grant              (Principal Financial and
                                       Accounting Officer)

     /s/ DONALD L. HEJMANOWSKI       Director                     March 19, 1999
----------------------------------
       Donald L. Hejmanowski

                                 EXHIBIT INDEX

EXHIBIT
NUMBER        DESCRIPTION OF EXHIBIT
-------       ----------------------------------------------------------------------
    1.1(1)    Form of Underwriting Agreement

  3.1.1(1)    Amended and Restated Articles of Incorporation of the Registrant

    3.2(1)    Amended and Restated Bylaws of the Registrant

    4.1(2)    Specimen Common Stock Certificate

    4.2(1)    Form of Warrant Agreement among the Registrant and Interwest Transfer
              Company, as Warrant Agent, including the form of Warrant

    4.3(1)    Form of Representative's Warrants

    5.1(2)    Opinion of Stoel Rives LLP

   10.1(1)(3) Website Design and Promotion Agreement dated April 22, 1998 between the Registrant and MediaOne, Inc.

   10.2(1)    Website Design, Build and Maintain Agreement dated September 24, 1998 between the Registrant and Leavens Awards Co., Inc.

   10.3(1) Contract for Internet Consulting Services dated February 10, 1999 between the Registrant and Fish Interactive

   10.4(1)    Letter Agreement dated February 5, 1999 between the Registrant and
              Shandrick International, Inc.

   10.5(1)    Lease Agreement dated April 16, 1996 between the Registrant and
              Perloff/Webster

   10.6(1)    Commercial Sub-Lease Agreement dated December 3, 1998 between the
              Registrant and Westland Network

   23.1(1)    Consent of Friedman, Minsk, Cole & Fastovsky, independent auditors

   23.2(2)    Consent of Stoel Rives LLP (included in Exhibit 5.1)

   24.1       Power of Attorney (see page II-5 of the originally-filed Registration
              Statement)

   27.1(1)    Financial Data Schedule

------------------------

(1) Filed herewith.

(2) To be filed by amendment.

(3) Certain portions of this Exhibit have been omitted based upon a request for confidential treatment; such portions have been filed separately with the Commission.